UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549


                             FORM 8-K


                           CURRENT REPORT
               Pursuant to Section 13 or 15(d) of the
                  Securities Exchange Act of 1934



                         December 8, 1995
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          Date of Report (Date of earliest event reported)



                    Harnischfeger Industries, Inc.
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      (Exact name of registrant as specified in its charter)



   Delaware                   1-9299             39-1566457
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 (State or other           (Commission         IRS Employer
 jurisdiction of           File Number)        Identification No.
 incorporation)



            13400 Bishops Lane, Brookfield, Wisconsin 53005
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                (Address of principal executive offices)


                          (414) 671-4400
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        (Registrant's telephone number, including area code)



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  (Former name or former address, if changed since last report)

Item 5.  Other Events

  This Form 8-K is submitted by Harnischfeger Industries,
Inc. ("the Company") to file its fiscal 1995 financial statements, Management's Discussion and Analysis, related schedules and exhibits as indicated in the index below.


Item 7.  Financial Statements and Exhibits

The following financial statements and exhibits are filed as part of this report:

     (1)  Management's Discussion and Analysis of Financial
          Statements

     (2)  Financial Statements
          Report of Price Waterhouse LLP
          Report of Arthur Andersen LLP
          Statement of Income for the years ended October
            31, 1995, 1994 and 1993.
          Balance Sheet at October 31, 1995 and 1994.
          Statement of Cash Flows for the years ended
            October 31, 1995, 1994 and 1993.
          Statement of Shareholders' Equity for the years
            ended October 31, 1995, 1994 and 1993.
          Notes to Consolidated Financial Statements

          Financial Statement Schedules
          For the Years Ended October 31, 1995, 1994 and 1993
          II.  Valuation and Qualifying Accounts

     (3)  Five Year Review of Selected Financial Data

     (4)  Exhibits

          Exhibit
           Number             Exhibit
            -------  ---------------------------------------------
          23(a)  Consent of Price Waterhouse LLP
          23(b)  Consent of Arthur Andersen LLP
          27    Financial Data Schedule (electronic filing only)


Management's Discussion and Analysis of Financial Statements


OVERVIEW

Focused energy, the driver of our continuing momentum, resulted in the Company posting record results in fiscal 1995. The Company reported income from continuing operations of $92.1 million, or $1.99 per share, on consolidated net sales of $2,152.1 million. This compares with income from continuing operations of $36.6 million, or $0.84 per share, last year on sales of $1,551.7 million. In addition, bookings increased 38% in 1995 while backlog at October 31, 1995 was up 11%.

 All three of the Company's core business segments continue to experience strong order and sales activity. Leading the way in 1995 was the Papermaking Machinery and Systems segment, reporting net sales of $970.4 million, up 36% over 1994 levels, reflecting the continued upturn in the cyclical worldwide pulp and paper industry. Operating profit improved from $32.2 million in 1994 to $85.7 million in 1995.

  The Mining Equipment segment, which includes the results of P&H Mining Equipment and Joy Mining Machinery, reported net sales of $941.8 million, up 29% from 1994. Return on sales for the segment amounted to 13.0% in 1995 compared to 11.3% in 1994, an improvement due primarily to improved manufacturing absorption and reduced manufacturing variances.

  Sales for the Material Handling segment increased 119% to $239.9 million in 1995 from $109.4 million in 1994 and operating profit increased from $12.1 million in 1994 to $22.9 million in 1995. These strong results are primarily due to the acquisition of Morris Mechanical Handling Limited in September, 1994 (accounted for as a purchase), as well as improved results from existing product lines.

  Management continues to focus on the five characteristics required for consideration as a core business as outlined two years ago: a global marketplace, leadership positions in the industries served, strong aftermarket sales potential, technological superiority and the ability to earn positive Economic Value Added ("EVA"). In 1995, acquisitions once again were a prominent feature of this strategy. On November 29, 1994, the acquisition of Joy Technologies Inc.("Joy") was consummated with an exchange of common stock and has now been fully integrated into the Harnischfeger family of businesses. In early fiscal 1996, the Company completed the acquisition of Dobson Park Industries plc ("Dobson"). Dobson, a manufacturer of roof supports and face conveyors, is complementary with Joy, a producer of underground mining equipment, and will significantly strengthen the position of the Mining Equipment segment. These acquisitions, as well as others in the Paper segment and in the Material Handling segment, are discussed in more detail below.

Fiscal 1995 marked the third year that the Company has been guided by the EVA philosophy and the second year that EVA has been fully adopted for purposes of management incentive compensation. EVA, which measures net earnings in excess of the weighted average after-tax cost of capital as an important component of overall profitability, has helped to drive down the Company's capital base and contributed to improved earnings and share value. Each of the Company's continuing segments again posted an improvement in EVA achievement in 1995.

Acquisitions and Divestitures


The completion of the acquisition of Dobson early in fiscal
1996 firmly establishes the Company as a world leader in both surface and underground mining equipment. The transaction was completed for a purchase price of approximately $330.0 million including transaction costs, and will be accounted for as a purchase.

Dobson, headquartered in the United Kingdom, is an industrial engineering group with interests in mining equipment, industrial electronic control systems, toys and plastics. Longwall International, one of the main subsidiaries of Dobson, is engaged in the manufacture, sale and service of mining equipment for the international coal mining industry. Its principal products include electronically controlled roof support systems, armored face conveyors, pumps, and belt conveyor components and systems. The acquisition of Dobson will enable Joy to offer integrated underground longwall mining systems to the worldwide mining industry. See additional discussion below (Liquidity and Capital Resources) and Note 17 - Acquisition of Dobson Park Industries plc.

On November 29, 1994, the Company completed the acquisition of Joy through a stock-for-stock merger following approval of the merger by shareholders of each company. Under the terms of the acquisition, accounted for as a pooling of interests, the Company exchanged 17,720,750 shares of Company common stock for all of Joy's 31,353,000 outstanding shares, at an exchange ratio of .5652 of a share of the Company's common stock for each of Joy's common shares.

  Joy's Mining Group is a leader in the worldwide development, manufacture, distribution and service of underground mining equipment for the extraction of coal and other bedded materials.

Effective November 1, 1994, the fiscal year of Joy was conformed to the Company's fiscal year. All periods presented have been retroactively restated. Amounts related to Joy in fiscal 1994 have been retroactively adjusted to reflect the adoption of Statement of Financial Accounting Standards ("SFAS") No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions", through the immediate recognition of the obligation to conform with the Company's adoption. In addition, Joy's operating results for the period February 26, 1994, to November 1, 1994, a net loss of $(4.6) million on sales of $293.3 million, have been reflected as an adjustment to the combined Company's retained earnings on November 1, 1994.

 Transaction costs incurred to complete the Joy merger of $17.5 million ($11.4 million after tax or $0.24 per share) were charged to income and consisted primarily of investment banker, attorney and accountant fees, severance and related benefits and printing, mailing and registration expenses.

  In October, 1995, the Company's Beloit Corporation subsidiary completed the acquisition of the roll-covering business of Rollin, S.A. of France for a purchase price of $13.5 million. This transaction is expected to significantly strengthen Beloit's market position in the roll-covering portion of the aftermarket throughout Europe.
The acquisition has been accounted for as a purchase.

  In September, 1994, Beloit completed the acquisition of OASIS, a company that provides specialty services to the paper industry, for a purchase price of $7.0 million.

  Fiscal 1995 proved to be a very active year for the Material Handling segment which completed several acquisitions aimed at strengthening its market presence both internationally and domestically. Acquisitions included a Canadian manufacturer of brake systems, manufacturers of cranes (and related service aspects) located in Singapore and the United States and two service-related organizations in the United Kingdom. These transactions, together with the acquisition of Morris Mechanical Handling Limited of the United Kingdom and Hercules of Mexico in fiscal 1994, have transformed this operating unit into a truly global business.

  In fiscal 1994, the Company announced its decision to divest itself of Syscon Corporation ("Syscon"), the remaining unit in the Company's Systems Group. The assets and liabilities and operating results of Syscon were segregated in the consolidated financial statements and were reflected as net assets and results of discontinued operations in the Balance Sheet and Statement of Income, respectively. On February 16, 1995, the Company completed the sale of Syscon to Logicon, Inc. for a cash price of $45.0 million. In connection with this sale, the Company recorded a loss on sale of discontinued operations of $(21.9) million or $(0.48) per share, net of applicable income taxes, in the first quarter of 1995.

On April 12, 1995, the Company announced its decision to divest of Joy Environmental Technologies ("JET"), a unit of Joy that supplies air pollution and ash handling equipment for electric utilities and other industrial operations. Accordingly, the operating results of JET were segregated and reflected in the consolidated Statement of Income as a discontinued operation. As a result, the Statement of Income reflects an estimated loss from discontinued operations of $(9.3) million or $(0.19) per share for fiscal 1995. Prior comparative periods have also been restated to reflect JET as a discontinued operation. The Company expects the unit to be sold early in fiscal 1996.

  On October 29, 1993, the Company completed the sale of H-K Systems, Inc.("H-K"), formerly Harnischfeger Engineers, Inc., a unit in the former Systems Group, to that unit's senior management and some equity partners. Proceeds from the sale were $45.2 million and the Company reported a $16.2 million after-tax gain on the sale in 1993.


Results of Operations - Consolidated

SALES. Worldwide sales in fiscal 1995 amounted to $2,152.1 million representing an increase of 39% over 1994 sales of $1,551.7 million.
All three segments reported strong increases, led by a 36% increase in the Paper segment. Mining Equipment segment sales surged ahead 29% over the prior year due to strong increases in both the P&H Mining Equipment and Joy Mining Machinery businesses. Material Handling segment sales increased 119% over the prior year due to the full year impact of the Morris Mechanical Handling Limited acquisition in 1994 and improvements in existing product lines.

 Sales for fiscal 1994 of $1,551.7 million were 10% greater than 1993 sales of $1,409.2 million, boosted in particular by the strong increase in the Paper segment of 23%. Sales for the Mining Equipment segment of $729.5 million improved over 1993 levels of $711.8 million. The Material Handling segment saw a modest decline in sales.

COSTS AND EXPENSES. Cost of sales increased 40% to $1,671.9 million in 1995 from $1,195.9 million in 1994. This change was primarily due to the strong increase in sales volume reported during the period. Product development, selling and administrative expenses as a percent of sales decreased to 15.4% compared to 18.0% last year. This significant decline reflects the synergies gained from the integration of Joy into the Company during the year and continued efforts to control costs across the board.

 Cost of sales in 1994 increased 10% to $1,195.9 million from $1,083.8 million in 1993. This increase is consistent with the 10% increase in sales for the same period. Product development, selling and administrative expenses as a percent of sales decreased to 18.0% from 18.4% in 1993.

OPERATING RESULTS FROM CONTINUING OPERATIONS. The Company reported income from continuing operations of $92.1 million in 1995 ($103.5 million or $2.23 per share before Joy merger costs), as compared to income from continuing operations of $36.6 million in 1994 and a loss from continuing operations of $(27.5) million in 1993. Significant factors contributing to the increase in 1995 included a $103.9 million increase in segment operating profit, caused primarily by higher net sales in 1995 and a $29.7 million gain on the sale of the Company's investment in Measurex Corporation. Offsetting this increase were higher taxes of $39.5 million due to higher pre-tax results, Joy merger transaction costs of $17.5 million and higher minority interest due to higher comparative operating results of the Paper segment.



1993 Restructuring Actions

In the third quarter of fiscal 1993, the Company recorded a restructuring charge of $67.0 million ($43.1 million after-tax, or $.97 per share) to strengthen and streamline its papermaking machinery and mining equipment businesses consistent with action plans developed in light of the Company's previously determined five core business criteria. The restructuring actions were substantially completed by the end of fiscal 1994.



 Details regarding specific restructuring actions are as follows:


1993 Restructuring Actions

                                               (in millions)
                                    P&H
  Paper                            Mining
 Segment                         Equipment        Other    Total
                               -------      ----------     ------     ------
Closure of facilities                $20.5      $     -  $     -    $20.5

Inventory dispositions                   -         13.0        -     13.0

Product line discontinuance
  or modification                     14.0          9.0        -     23.0

Employee severance                       -          3.5        -      3.5

Other                                  5.5            -      1.5      7.0

Pre-tax total                        $40.0      $  25.5  $   1.5    $67.0






  The cash and noncash elements of the restructuring charge approximated $39.0 million and $28.0 million, respectively.

Additional details are discussed in the "Operating Results by Business Segment" section which follows.

INCOME TAXES


  The Company's effective tax rate from continuing operations was 35.0% in 1995 (compared to a 35.0% federal statutory rate), 26.5% in 1994, and (33.8)% in 1993. The effective tax rate for 1994 differed from the federal statutory rate of 35% due primarily to differences in foreign and U.S. tax rates, general business credits and lower state taxes due to net operating losses for state income tax purposes.


  A more detailed discussion of income taxes can be found in the Notes to Consolidated Financial Statements Note 6 -
Income Taxes.


Adoption of New Accounting Standards

During the first quarter of fiscal 1994, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes" (SFAS 109), by restating prior years' financial statements, retroactive to 1989. The impact of adopting this standard was to reduce previously reported shareholders' equity by $15.0 million at November 1, 1991.

During the first quarter of fiscal 1994, the Company adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" through the immediate recognition of the obligation. Under SFAS 106, the costs of retiree health care and life insurance benefits are accrued over relevant employee service periods. Previously, these costs were charged to expense as claims were paid. The cumulative effect of the accounting change required by this Standard was a one-time pre-tax charge of $136.3 million ($81.7 million or $1.87 per share after taxes and minority interest). The discount rate used in determining the liability was 8.2%.

In 1993, the Board of Directors of the Company approved a general approach that would culminate in the elimination of all Company contributions towards postretirement health care benefits. Increases in costs paid by the Company were capped for certain plans beginning in 1994 extending through 1998 and Company contributions will be eliminated on January 1, 1999 for most employee groups, excluding Joy. For Joy, based upon existing plan terms, future eligible retirees will participate in a premium cost-sharing arrangement which is based upon age as of March 1, 1993 and position at the time of retirement. Active Joy employees under age 45 as of March 1, 1993 and any new hires after April 1, 1993 will be required to pay 100% of the applicable premium.

  The initial one-time, pre-tax charge reflected all plan terms and amendments in place on November 1, 1993. Negative plan amendments made subsequent to November 1, 1993 are being amortized from the date of amendment to January 1, 1999. Postretirement benefit expense recognized during fiscal 1995 was reduced by $9.4 million for amortization of negative plan amendments. See further discussion in "Liquidity and Capital Resources" below.

The Company adopted  SFAS 112, "Employers' Accounting for
Postemployment Benefits" in the first quarter of fiscal
1995. The impact of adoption of SFAS 112 on the Company's results of operations and financial position was not material.


Bookings and Backlog

Backlog at October 31, 1995, 1994 and 1993 by business segment was as follows:


                                                     (in thousands)
                                            1995           1994         1993
                                            -----         -----        ------
Papermaking machinery and systems      $  679,625    $633,770    $550,660
Mining equipment                                             221,540   190,900   169,390
Material handling                         130,879     107,112      43,112
                                      --------       --------      ---------
$1,032,044                               $931,782    $763,162
                                        =========       ========      =========

Bookings were $2,252.3 million in 1995, $1,636.9 million in 1994 and $1,487.5 million in 1993. A discussion of changes in bookings by segment is presented in the "Operating
Results by Business Segment" section which follows.


Liquidity and Capital Resources

The Company's capital structure at October 31, 1995 and 1994 was as follows:

                                                                (in thousands)
                                           1995        1994
                                                           ----          -----
Short-term notes payable                           $   18,921  $   14,419
Long-term obligations, including current portion                  462,991   571,054
                                                         --------       --------
                                          481,912     585,473
Minority interest                                      89,611      85,570
Shareholders' equity, excluding SECT                  619,759     556,125
                                                        --------      --------
Total capitalization                               $1,191,282  $1,227,168
                                                       =========     =========
Debt to capitalization ratio                            40.5%       47.7%
                                                        ========       ========

The Company's debt to capitalization ratio decreased to 40.5% at October 31, 1995 from 47.7% at October 31, 1994.
Significant decreases in long-term debt and an increase in equity from strong operating profits resulted in the improvement. Equity in the ratio calculation excludes the Stock Employee Compensation Trust ("SECT") balance because shares in the SECT are issued and outstanding.

  Cash flow from operating activities was $125.3 million in 1995 compared to $117.3 million in 1994 and $62.5 million in 1993. The increase in cash flow between the periods was primarily a result of higher operating income offset by a net increase in working capital items.

  Net working capital of $490.1 million at October 31, 1995
increased $58.8 million or 13.6% over October 31, 1994 levels of $431.3 million. Higher cash, accounts receivable and inventory levels resulting from the strong fourth quarter, more than offset increases in accounts payable, employee compensation accruals and advance payments.

  Net working capital increased to $431.3 million in 1994 from $375.2 million in 1993, due primarily to increases in cash and accounts receivable.

  Cash provided by investing activities in 1995 was $44.1 million, primarily generated from the sale of the Company's investment in Measurex Corporation and from the sale of Syscon Corporation, offset by acquisitions and capital expenditures. Cash used in investing activities in 1994, primarily for acquisitions and capital expenditures, was $74.2 million.

  Capital expenditures for net property, plant and equipment in 1995 were $61.8 million compared with $41.7 million in 1994. The $20.1 million increase, more than half of which was in the Paper segment, is reflective of the strong cyclical upturn in the industries served by the Company and management's commitment to maintain the most advanced plant and equipment to serve those industries. Depreciation and amortization was $70.5 million and $73.2 million in 1995 and 1994, respectively.

  Cash used for financing activities in 1995 of $102.6 million was primarily for the redemption of Joy's bank facility term loan and partial redemption of Joy's 10 1/4%
Senior Notes (see below), and for dividend requirements offset by cash received from the exercise of stock options.
The $11.7 million use of cash for financing activities in 1994 reflects proceeds from the sale of treasury stock offset by decreases in short-term obligations.

 The acquisition of Joy, completed on November 29, 1994, significantly altered the Company's capital structure. At the time the transaction was completed, Joy's outstanding long-term borrowings totaled approximately $318.0 million.
Of this amount, a $84.1 million bank facility, which was subject to a change in control provision, was immediately retired by the Company from available cash. Other debt included $200.0 million of 10 1/4% Senior Notes due 2003
("Senior Notes") and approximately $34.0 million of Industrial Revenue Bonds and other debt.

  The indenture for the Senior Notes provides that, upon a "Change in Control" as defined therein, each holder of the Senior Notes shall have the right to require the repurchase of the Senior Notes at a cash purchase price equal to 101% of the principal amount thereof plus accrued but unpaid interest, if any, to the date of purchase. The acquisition of Joy constituted a "Change in Control" under the indenture. On December 29, 1994, Joy offered to purchase for cash any and all of its outstanding Senior Notes. This offer expired on February 10, 1995 with $.3 million being redeemed under the offer. Prior to this tender offer, the Company had purchased $11.4 million of outstanding 10 1/4% Senior Notes in unsolicited open market transactions. As a result of the bank facility and Senior Note redemptions, the Company recorded an extraordinary loss on debt retirement, net of applicable income taxes, of $(3.5) million or $(0.08) per share, consisting primarily of unamortized financing costs and redemption premiums. The Company may, at its option, redeem the Senior Notes in whole or in part at any time on or after September 1, 1998 at 105.125% of their principal amount, plus accrued interest, declining to 100% of their principal amount, plus accrued interest, on or after September 1, 2000.

  In connection with the Joy acquisition, the Company exchanged 17,720,750 common shares to consummate the transaction, after which 47,666,301 common shares were outstanding. In addition, the Company increased its authorized common stock from 50,000,000 to 100,000,000 shares.

Other changes to the Company's capital structure in 1993-
1995 have been as follows:

(1) The sale of 2,000,000 shares of treasury stock in September 1994 for $46.8 million in a private transaction. This sale was executed in connection with the Company's merger with Joy to satisfy requirements under the pooling of interests accounting rules relating to treasury stock purchases.

(2) In May, 1993, following a "Dutch auction" self-tender offer, the Company purchased for cash 2,500,000 common shares, or approximately 9% of common shares then outstanding, at $19 5/8 per share, in conjunction with the establishment of the Harnischfeger Industries, Inc. Stock
Employee Compensation Trust ("SECT"). Shares in the SECT are being used to fund future employee benefit obligations under plans that currently require shares of Company Common
Stock.

  The Company maintains the ability to expand its borrowings in several ways, including the following:

(1) A shelf registration with the Securities and Exchange
Commission for the sale of up to $150.0 million of debt securities. To date, no securities have been issued under this registration; however, see discussion below regarding the acquisition of Dobson.

(2)     A Revolving Credit Facility Agreement between the
Company and certain domestic and foreign financial institutions that allows for borrowings of up to $240.0 million at rates expressed in relation to the LIBOR and other rates.

(3) A short-term $200.0 million bridge financing facility to be used temporarily, along with available cash, to finance the Dobson acquisition in early December.

(4) Short-term bank credit lines of foreign subsidiaries of approximately $122.1 million of which approximately $18.9 million was outstanding at October 31, 1995.

  The Company believes its available cash, cash flow provided by operating activities and committed credit lines provide adequate liquidity on both a short- and long-term basis.

The Company completed the acquisition of Dobson Park Industries plc in early fiscal 1996 for a purchase price of approximately $330.0 million including transaction costs. The transaction was funded via the short-term bridge financing facility arranged specifically for this acquisition, issuance of commercial paper, other short-term facilities and available cash. It is expected that up to $150.0 million of these borrowings will be replaced with the issuance of 30-year debt securities in mid-December 1995 under the Company's shelf registration, discussed above.

  The Company has no significant capital commitments as of October 31, 1995, other than the acquisition of Dobson discussed above. Any future capital commitments are expected to be funded through cash flow from operations and, if necessary, from available lines of credit.

  It is the Company's policy not to participate in high-yield financings, highly leveraged transactions, or other
"derivative" instruments. Hedging of specific foreign exchange transaction exposures does occur in certain circumstances.

  The Company intends to continue to expand its businesses, both internally and through acquisitions. Acquisitions are evaluated in light of the five characteristics required of a core business. It is expected that new acquisitions would be financed primarily by internally-generated funds or additional borrowings.

  The Company's restructuring actions announced in the third quarter of fiscal 1993 were substantially completed by the end of fiscal 1994. Related cash requirements in 1994 were financed internally.

  The previously discussed implementation in the first quarter of 1994 of SFAS 106 will have no negative impact on the Company's cash outlays for these retiree benefits. Cash flow will improve in the future as Company contributions are capped in future years and then eliminated in 1999 for certain plans.


Operating Results by Business Segment

Papermaking Machinery and Systems



                                                         (in thousands)
    1995                                    1994       1993
                                           --------       ------        --------
Net sales                                $970,418    $712,778   $580,421
Operating profit before restructuring
  charge                                   85,719      32,195     21,887
Restructuring charge                            -           -    (40,000)
Operating profit (loss) after
  restructuring charge                     85,719      32,195    (18,113)
Bookings                                1,016,273     795,888    686,712



  The Papermaking Machinery and Systems segment reported
sales of $970.4 million and operating profit of $85.7
million for 1995.  Sales volume in 1995 was 36% higher than
the prior year's level of $712.8 million, reflecting the
continued upturn in the cyclical worldwide pulp and paper
industry's spending for original equipment and aftermarket
services.  Foreign sales of this segment amounted to 41% of
total sales in 1995 and 30% in 1994 compared to a more
typical 50/50 split, as U.S. activity was stronger than in
Europe.   Operating profit in 1995 was 8.8% of sales
compared to 4.5% in 1994. Operating profit included stronger gross margins due to stronger sales, improved absorption of manufacturing overhead and a $29.7 million gain from the sale of the Measurex Corporation investment.
Both sales and operating profit are expected to improve in 1996 as the cyclical upturn continues.

Net sales and operating profit amounted to $712.8 million and $32.2 million, respectively, in 1994. Net sales were 23% higher than in 1993 reflecting the cyclical upturn in the worldwide pulp and paper industry. Operating profit as a percent of sales increased to 4.5% in 1994 from 3.8% in 1993 (before restructuring charges, discussed below).

  In July, 1993, the Company announced plans to strengthen and streamline its core businesses. As part of these plans, the Paper segment recorded a $40.0 million restructuring charge, primarily for the closure of its Canadian papermaking machinery manufacturing facilities and consolidation of North American papermaking machine
manufacturing operations in Beloit, Wisconsin.   The Paper
segment's restructuring activities were substantially completed in 1994.

  Bookings activity improved in 1995 to $1,016.3 million from $795.9 million in 1994. The 28% increase reflects improved bookings in both pulp and paper machinery and aftermarket products and services, as well as continued strength in overseas markets. Bookings in 1996 are expected to exceed new orders recorded in 1995. The Paper segment continues to maintain its leadership in papermaking machinery and allied products and services for the pulp and paper industries.


Mining Equipment

                                                    (in thousands)
   1995                                     1994       1993
                                          --------       -------       -------
Net sales                                $941,779   $729,521    $711,751
Operating profit before restructuring
  and nonrecurring charges                122,116     82,541      75,586
Restructuring and nonrecurring charges          -          -     (33,500)
Operating profit (loss) after
  restructuring and nonrecurring charges  122,116     82,541      42,086
Bookings                                  972,419    703,354     702,689


  The Mining Equipment segment reported net sales of $941.8 million in 1995, a 29% increase from 1994 sales of $729.5 million. The sales increase is due to increases in both original equipment and aftermarket activity for both the surface and underground mining operations. Operating profit was $122.1 million or 13.0% of sales compared to operating profit of $82.5 million or 11.3% of sales in 1994. The increase in operating profit is primarily due to increased sales, improved manufacturing absorption and reduced manufacturing variances. Foreign sales of the Mining Equipment segment amounted to 44% of total sales in 1995, 48% in 1994 and 49% in 1993.

  Net sales and operating profit before restructuring and nonrecurring charges amounted to $711.8 million and $75.6 million, respectively, in 1993.

  In the third quarter of fiscal 1993, the Mining Equipment segment recorded a $25.5 million restructuring charge for activities related principally to its plans to reduce worldwide inventory and to enhance manufacturing and repair parts capabilities. Other elements in the restructuring charge provided for refocusing manufacturing and marketing efforts and for employee severance costs. In addition, an $8.0 million nonrecurring charge was recorded to reflect the reestimation of certain warranty reserves. These charges reduced operating results to $42.1 million in 1993. The activities addressed in the reserve were completed in 1994.

  Bookings amounted to $972.4 million in 1995 and $703.4 million in 1994 representing a 38% increase. Strong bookings levels are expected to continue in fiscal 1996 in both surface and underground mining products.


Material Handling

                                                     (in thousands)
    1995                                     1994        1993
   --------                             ---------   ---------
Net sales                                $239,882    $109,429    $117,032
Operating profit                           22,850      12,094       6,753
Bookings                                  263,649     137,689      98,101

  The Material Handling segment reported net sales of $239.9 million in 1995, an increase of 119% from 1994 levels of $109.4 million. Operating profit increased to $22.9 million compared to $12.1 million in 1994. Both sales and profitability increases are due to the September 1994 acquisition of Morris Mechanical Handling Limited as well as improving results from original equipment sales and aftermarket services from existing businesses. While sales of the Material Handling segment were principally in the U.S. in 1994, foreign sales in 1995 amounted to 48% reflecting the growing international presence of this segment.

  Net sales of the Material Handling segment decreased to $109.4 million in 1994 from $117.0 million in 1993.
Operating profit, however, increased to $12.1 million from $6.8 million in 1993, reflecting higher machine margins and the continued growth of the segment's aftermarket business.

  Bookings amounted to $263.6 million in 1995, a 91% increase from $137.7 million in 1994. The 1994 bookings do not include purchased backlog of the Morris acquisition of $35.7 million. The sharp increase in bookings in 1995 reflects the acquisition of Morris, the segment's leadership in the domestic equipment market and the continued growth of its aftermarket business.


Discontinued Operations

                                                     (in thousands)
   1995                                      1994       1993
                                         ---------     ----------    -----------
Net sales                               $101,472     $263,274    $406,619
Income (loss) from discontinued
  operations                             (31,235)     (3,982)       7,760

Net sales and loss from discontinued operations in 1995 were $101.5 million and $(31.2) million, respectively. The decrease in sales activity from 1994 is due to the sale of Syscon Corporation to Logicon, Inc. on February 16, 1995, and lower comparative sales of Joy Environmental Technologies.

Net sales and loss from discontinued operations in 1994 amounted to $263.3 million and $(4.0) million, respectively, as compared to $406.6 million and $7.8 million, respectively, for 1993. The decrease from 1993 was primarily from the sale of H-K Systems, Inc. (formerly
Harnischfeger Engineers, Inc.) in October, 1993.

 See Note 16 - Discontinued Operations.

          REPORT OF INDEPENDENT ACCOUNTANTS

To the Directors and Shareholders of
Harnischfeger Industries, Inc.

In our opinion, based upon our audits and the report of other auditors, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Harnischfeger Industries, Inc. and its subsidiaries (the "Company") at October 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended October 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the consolidated financial statements of Joy Technologies Inc., which statements reflect total assets of $543.1 million at February 25, 1994 and total revenues of $572.7 million and $583.3 million for the years ended February 25, 1994 and February 26, 1993, respectively.
Those statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for Joy Technologies Inc. as of February 25, 1994 and for the years ended February 25, 1994 and February 26, 1993, is based solely on the report of the other auditors. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for the opinion expressed above.

As discussed in Note 9, in the first quarter of fiscal 1994, the Company changed its method of accounting for postretirement benefits other than pensions.


PRICE WATERHOUSE LLP

Milwaukee, Wisconsin
November 28, 1995

      REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors and Shareholders of Joy Technologies Inc.:

We have audited the accompanying consolidated balance sheet of Joy Technologies Inc. (a Delaware corporation) and
Subsidiaries as of February 25, 1994, and the related consolidated statements of income, accumulated deficit and cash flows for each of the two years in the period ended
February 25, 1994. These financial statements (not presented separately herein) are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Joy Technologies Inc. and Subsidiaries as of February 25, 1994, and the results of their operations and their cash flows for each of the two years in the period ended February 25, 1994, in conformity with generally accepted accounting principles.

As discussed in Note 12 to the consolidated financial statements, the Company changed its method of accounting for postretirement benefits other than pensions.


ARTHUR ANDERSEN LLP

Pittsburgh, Pennsylvania
March 25, 1994

Statement of Income
Year Ended October 31,(Dollar amounts in thousands except per share amounts)

                                        Years ended October 31,
                                        -----------------------
                                           1995
                                          --------
Revenues
 Net sales                                   $2,152,079
 Other income                               61,865
                                        ----------
                                        2,213,944

Cost of Sales                                     1,671,932
Product Development, Selling
 and Administrative Expenses                   330,990
Restructuring Charges                           -
Nonrecurring Charge                                  -
                                         --------
Operating Income (Loss)                        211,022
Interest Expense-Net                           (40,713)
                                         --------
Income (Loss) before
 Joy Merger Costs,Provision
 (Credit) for Income Taxes
 and Minority Interest                         170,309
Joy Merger Costs                               (17,459)
Provision (Credit) for Income
  Taxes (including credit
  of $6,075 relating to
  Joy merger costs)                        53,500
Minority Interest                               (7,230)
                                         ---------

Income (Loss) from Continuing
Operations (after deducting
$11,384, net of applicable
income taxes, related to Joy
merger costs)                              92,120

Income (Loss) from and (Net Loss)
  on Sale of Discontinued
  Operations, net of applicable
  income taxes                            (31,235)
Extraordinary Loss on Retirement of
  Debt, net of applicable
  income taxes                             (3,481)
Cumulative Effect of Accounting Change,
  net of applicable income taxes and
  minority interest                             -
                                        ---------
Net Income (Loss)                            $   57,404
                                        =========
Earnings (Loss) Per Share
  Income (loss) from continuing
    operations (after deducting    $0.24
     per share related to Joy merger
     costs)                                  $     1.99
  Income (loss) from and (net loss) on
    sale of discontinued operations                   (0.67)
  Extraordinary loss on retirement of
    debt                                    (0.08)
  Cumulative effect of accounting
    change                                           -
                                         ---------
Net Income (Loss)Per Share                $       1.24
                                         =========
The Accompanying Notes are an Integral Part of the Financial Statements

Statement of Income
Year Ended October 31,(Dollar amounts in thousands except per share amounts)

                                             Years ended October 31,
                                             -----------------------
                                            1994
                                         ---------
Revenues
 Net sales                                   $1,551,728
 Other income                               23,301
                                        ----------
                                        1,575,029

Cost of Sales                                     1,195,851
Product Development, Selling
 and Administrative Expenses                   279,016
Restructuring Charges                           -
Nonrecurring Charge                                  -
                                        ----------
Operating Income (Loss)                        100,162
Interest Expense-Net                           (47,366)
                                         -----------
Income (Loss) before
 Joy Merger Costs,Provision
 (Credit) for Income Taxes
 and Minority Interest                          52,796
Joy Merger Costs                                -
Provision (Credit) for Income
  Taxes (including credit
  of $6,075 relating to
  Joy merger costs)                        13,979
Minority Interest                               (2,224)
                                        -----------
Income (Loss) from Continuing
Operations (after deducting
$11,384, net of applicable
income taxes, related to Joy
merger costs)                              36,593

Income (Loss) from and (Net Loss)
  on Sale of Discontinued
  Operations, net of applicable
  income taxes                             (3,982)
Extraordinary Loss on Retirement of
  Debt, net of applicable
  income taxes                             (4,827)
Cumulative Effect of Accounting Change,
  net of applicable income taxes and
  minority interest                       (81,696)
                                         ---------
Net Income (Loss)                         $    (53,912)
                                         =========
Earnings (Loss) Per Share
  Income (loss) from continuing
    operations (after deducting $0.24
     per share related to Joy merger
     costs)                                   $   0.84
  Income (loss) from and (net loss) on
    sale of discontinued operations                   (0.09)
  Extraordinary loss on retirement of
    debt                                    (0.11)
  Cumulative effect of accounting
    change                                       (1.87)
                                          --------
Net Income (Loss)Per Share                $      (1.23)
                                          ========
The Accompanying Notes are an Integral Part of the Financial Statements

Statement of Income
Year Ended October 31,(Dollar amounts in thousands except per share amounts)

                                        Years ended October 31,
                              -----------    ---------------
                                    1993
                                       ------
Revenues
 Net sales                                   $1,409,204
 Other income                                9,040
                                        ----------
                                        1,418,244

Cost of Sales                                     1,083,846
Product Development, Selling
 and Administrative Expenses                   259,831
Restructuring Charges                           67,000
Nonrecurring Charge                               8,000
                                         ----------
Operating Income (Loss)                      (433)
Interest Expense-Net                            (48,313)
                                        ----------
Income (Loss) before
 Joy Merger Costs,Provision
 (Credit) for Income Taxes
 and Minority Interest                         (48,746)
Joy Merger Costs                                -
Provision (Credit) for Income
  Taxes (including credit
  of $6,075 relating to
  Joy merger costs)                       (16,497)
Minority Interest                                4,799
                                        ----------
Income (Loss) from Continuing
Operations (after deducting
$11,384, net of applicable
income taxes, related to Joy
merger costs)                             (27,450)

Income (Loss) from and (Net Loss)
  on Sale of Discontinued
  Operations, net of applicable
  income taxes                              7,760
Extraordinary Loss on Retirement of
  Debt, net of applicable
  income taxes                             -
Cumulative Effect of Accounting Change,
  net of applicable income taxes and
  minority interest                             -
                                         ----------
Net Income (Loss)                        $     (19,690)
                                        ==========
Earnings (Loss) Per Share
  Income (loss) from continuing
    operations (after deducting $0.24
     per share related to Joy merger
     costs)                                  $    (0.62)
  Income (loss) from and (net loss) on
    sale of discontinued operations               0.18
  Extraordinary loss on retirement of
    debt                                   -
  Cumulative effect of accounting
    change                                           -
                                        ----------
Net Income (Loss)Per Share               $       (0.44)
                                        ==========
The Accompanying Notes are an Integral Part of the Financial Statements


Balance Sheet

October 31,(Dollar amounts in thousands)

                                                       October 31,
                                                       ------------
                                                               1995
                                                  ----------

Assets

Current Assets:
   Cash and cash equivalents (including cash equivalents
     of $197,230 and $153,224 in 1995 and 1994,
     respectively, at cost which approximates market)       $  239,043
   Accounts receivable-net                               499,953
   Inventories                                      416,395
   Net current assets of discontinued operation                -
   Other current assets                                   57,999
                                                   -----------
                                                  1,213,390
Property, Plant and Equipment:
   Land and improvements                             31,571
   Buildings                                        233,788
   Machinery and equipment                               676,546
                                                   -----------
                                                    941,905

   Accumulated depreciation                             (454,249)
                                                  -----------
                                                    487,656
Investments and Other Assets:
   Investment in Measurex Corporation                     -
   Goodwill                                              147,943
   Intangible assets                                      66,796
   Other assets                                          124,982
   Net noncurrent assets of discontinued operation             -
                                                    -----------
                                                    339,721

Total Assets                                      $2,040,767
                                                  ===========


Liabilities and Shareholders' Equity
Current Liabilities:
   Short-term notes payable, including current portion of
     long-term obligations                             $   22,802
   Trade accounts payable                                263,750
   Employee compensation and benefits                    100,041
   Advance payments and progress billings                     154,401
   Accrued warranties                                     43,801
   Other current liabilities                             138,508
                                                  -----------
                                                    723,303
Long-term Obligations                                    459,110
Other Liabilities:
   Liability for postretirement benefits                      101,605
   Accrued pension and related costs                      52,237
   Other liabilities                                      20,820
   Deferred income taxes                             34,805
                                                  -----------
                                                    209,467
Minority Interest                                         89,611
Shareholders' Equity:
   Common stock (issued 51,117,774 shares
     and 50,506,471
     shares, respectively)                                51,118
   Capital in excess of par value                        603,712
   Retained earnings                                      53,560
   Cumulative translation adjustments                    (42,118)
                                                  -----------
                                                    666,272

Less:  Stock Employee Compensation Trust (1,920,100
        shares and 2,150,416 shares, respectively)
        at market                                        (60,483)
       Treasury Stock (2,504,613 shares and
        2,852,604 shares, respectively) at cost               (46,513)
                                                  -----------
                                                    559,276
                                                  -----------
                                                  $2,040,767
                                                  ===========

The Accompanying Notes are an Integral Part of the Financial Statements.

Balance Sheet

October 31,(Dollar amounts in thousands)

                                                        October 31,
                                                       --------------
                                                                         1994
                                                       -------------
Assets

Current Assets:
   Cash and cash equivalents (including cash equivalents
     of $197,230 and $153,224 in 1995 and 1994,
     respectively, at cost which approximates market)            $  196,455
   Accounts receivable-net                                    421,871
   Inventories                                           357,847
   Net current assets of discontinued operation                     20,047
   Other current assets                                         47,181
                                                       -----------
                                                       1,043,401
Property, Plant and Equipment:
   Land and improvements                                  31,999
   Buildings                                             235,708
   Machinery and equipment                                          633,975
                                                       -----------
                                                         901,682
   Accumulated depreciation                                        (411,445)
                                                       -----------
                                                         490,237
Investments and Other Assets:
   Investment in Measurex Corporation                          66,347
   Goodwill                                                   143,899
   Intangible assets                                           69,729
   Other assets                                               125,089
   Net noncurrent assets of discontinued operation                                  43,251
                                                       -----------
                                                         448,315

Total Assets                                                $1,981,953
                                                       ===========


Liabilities and Shareholders' Equity
Current Liabilities:
   Short-term notes payable, including current portion of
     long-term obligations                                  $   16,540
   Trade accounts payable                                     237,618
   Employee compensation and benefits                          75,679
   Advance payments and progress billings                          121,212
   Accrued warranties                                          33,529
   Other current liabilities                                       127,498
                                                       -----------
                                                         612,076
Long-term Obligations                                         568,933
Other Liabilities:
   Liability for postretirement benefits                           118,610
   Accrued pension and related costs                           55,409
   Other liabilities                                           18,239
   Deferred income taxes                                          20,751
                                                       -----------
                                                         213,009
Minority Interest                                              85,570
Shareholders' Equity:
   Common stock (issued 51,117,774 shares and 50,506,471
     shares, respectively)                                     50,506
   Capital in excess of par value                             576,886
   Retained earnings                                           19,936
   Cumulative translation adjustments                                (39,194)
                                                       -----------
                                                         608,134

Less:  Stock Employee Compensation Trust (1,920,100 shares
       and 2,150,416 shares, respectively) at market               (53,760)
       Treasury Stock (2,504,613 shares and 2,852,604 shares,
       respectively) at cost                                         (52,009)
                                                       -----------
                                                                  502,365
                                                       -----------
                                                                       $1,981,953
                                                       ===========

The Accompanying Notes are an Integral Part of the Financial Statements.

Statement of Cash Flows

Year Ended October 31,(Dollar amounts in thousands)





                                          Years ended October 31,
                                   --------------------

                                              1995
                                             -----

Operating Activities
  Net income (loss)                            $57,404
   Add(deduct)-Items not affecting cash:
    Income (loss) from discontinued operations            31,235
    Restructuring charges                            -
    Nonrecurring charge                              -
    Extraordinary loss on retirement of debt,
     net of income taxes                              3,481
    Cumulative effect of accounting change, net of
     income taxes and minority interest              -
    Gain on sale of investment in Measurex
     Corporation, net of income taxes               (18,684)
    Depreciation and amortization                    70,512
    Minority interest, net of dividends paid               3,589
    Deferred income taxes-net                        10,937
    Other-net                                    3,621
  Changes in working capital, excluding the
    effects of acquisitions
    (Increase) decrease in accounts receivable-net       (73,343)
    (Increase) decrease in inventories              (28,003)
    (Increase) in net current assets of
     discontinued operations                         -
    (Increase) decrease in other current assets           (7,776)
    Increase (decrease) in trade accounts payable    13,922
    Increase (decrease) in employee compensation and
     benefits                                   16,217
    Increase in advance payments and progress
     billings                                   34,156
    Increase (decrease) in other current
     liabilities                                      8,033
                                              ---------
 Net cash provided by operating activities          125,301
                                              ---------
 Investment and Other Transactions
    Acquisitions                                    (27,905)
    Proceeds from sales of discontinued operations        45,000
    Proceeds from sale of investment in
     Measurex Corporation                            96,004
    Property, plant and equipment-net               (61,760)
    Other-net                                   (7,249)
                                              ---------
Net cash provided by (applied to) investment and
  other transactions                                 44,090
                                              ---------
Financing Activities
    Sale of treasury stock                           -
    Purchase of stock for Stock Employee
     Compensation Trust                              -
    Purchase of treasury stock                       (3,009)
    Dividends paid                             (18,524)
    Exercise of stock options                        17,309
    Issuance of long-term obligations                 9,588
    Redemption of long-term obligations                 (108,769)
    Increase (decrease) in short-term notes payable          828
                                              ---------
Net cash (applied to) financing activities         (102,577)
                                              ---------
Effect of Exchange Rate Changes on Cash
  and Cash Equivalents                                 (520)
                                              ---------
Increase (Decrease) in Cash and Cash Equivalents     66,294
(Use) of Cash by Joy Technologies from
  February 26, 1994 to November 1, 1994             (23,706)
Cash and Cash Equivalents at Beginning of Year           196,455
                                              ---------
Cash and Cash Equivalents at End of Year                $239,043
                                              =========

The Accompanying Notes are an Integral Part of the Financial Statements.


Statement of Cash Flows

Year Ended October 31,(Dollar amounts in thousands)





                                             Years ended October 31,
                                   -------------------------
                                             1994
                                             -----

Operating Activities
  Net income (loss)                           $(53,912)
   Add(deduct)-Items not affecting cash:
    Income (loss) from discontinued operations             3,982
    Restructuring charges                            -
    Nonrecurring charge                              -
    Extraordinary loss on retirement of debt,
     net of income taxes                              4,827
    Cumulative effect of accounting change, net of
     income taxes and minority interest              81,696
    Gain on sale of investment in Measurex
     Corporation, net of income taxes                -
    Depreciation and amortization                    73,243
    Minority interest, net of dividends paid            571
    Deferred income taxes-net                       (12,853)
    Other-net                                  (17,194)
  Changes in working capital, excluding the
    effects of acquisitions
    (Increase) decrease in accounts receivable-net       (16,598)
    (Increase) decrease in inventories               22,470
    (Increase) in net current assets of
     discontinued operations                        (20,047)
    (Increase) decrease in other current assets           (3,903)
    Increase (decrease) in trade accounts payable    53,971
    Increase (decrease) in employee
     compensation and benefits                       (6,420)
    Increase in advance payments and progress
     billings                                   45,247
    Increase (decrease) in other current
     liabilities                                    (37,739)
                                               --------
 Net cash provided by operating activities          117,341
                                               --------
 Investment and Other Transactions
    Acquisitions                                    (34,479)
    Proceeds from sales of discontinued operations        -
    Proceeds from sale of investment in
     Measurex Corporation                            -
    Property, plant and equipment-net               (41,737)
    Other-net                                    2,056
                                              ---------
Net cash provided by (applied to) investment and
  other transactions                                (74,160)
                                              ---------
Financing Activities
    Sale of treasury stock                           46,760
    Purchase of stock for Stock Employee
     Compensation Trust                              -
    Purchase of treasury stock                    (124)
    Dividends paid                             (10,477)
    Exercise of stock options                         2,983
    Issuance of long-term obligations               197,411
    Redemption of long-term obligations                 (195,350)
    Increase (decrease) in short-term notes payable      (52,917)
                                              ---------
Net cash (applied to) financing activities          (11,714)
                                              ---------
Effect of Exchange Rate Changes on Cash
  and Cash Equivalents                                  (86)
                                              ---------
Increase (Decrease) in Cash and Cash Equivalents     31,381
(Use) of Cash by Joy Technologies from
  February 26, 1994 to November 1, 1994              -
Cash and Cash Equivalents at Beginning of Year           165,074
                                              ---------
Cash and Cash Equivalents at End of Year                $196,455
                                              =========

The Accompanying Notes are an Integral Part of the Financial Statements.


Statement of Cash Flows

Year Ended October 31,(Dollar amounts in thousands)





                                            Years ended October 31,
                                   ------------------------
                                             1993
                                             ------

Operating Activities
  Net income (loss)                          $ (19,690)
   Add(deduct)-Items not affecting cash:
    Income (loss) from discontinued operations            (7,760)
    Restructuring charges                            67,000
    Nonrecurring charge                               8,000
    Extraordinary loss on retirement of debt,
     net of income taxes                             -
    Cumulative effect of accounting change, net of
     income taxes and minority interest              -
    Gain on sale of investment in Measurex
     Corporation, net of income taxes                -
    Depreciation and amortization                    72,629
    Minority interest, net of dividends paid              (7,956)
    Deferred income taxes-net                       (28,268)
    Other-net                                   (9,653)
  Changes in working capital, excluding the
    effects of acquisitions
    (Increase) decrease in accounts receivable-net        64,946
    (Increase) decrease in inventories               (9,132)
    (Increase) in net current assets of
     discontinued operations                         -
    (Increase) decrease in other current assets            9,091
    Increase (decrease) in trade accounts payable    (7,803)
    Increase (decrease) in employee compensation and
     benefits                                  (24,138)
    Increase in advance payments and progress
     billings                                    7,271
    Increase (decrease) in other current liabilities     (52,060)
                                               --------
 Net cash provided by operating activities           62,477
                                               --------
 Investment and Other Transactions
    Acquisitions                                       (410)
    Proceeds from sales of discontinued operations        23,219
    Proceeds from sale of investment in
     Measurex Corporation                            -
    Property, plant and equipment-net               (70,361)
    Other-net                                   (2,028)
                                               --------
Net cash provided by (applied to) investment and
  other transactions                                (49,580)
                                               --------
Financing Activities
    Sale of treasury stock                           -
    Purchase of stock for Stock Employee
     Compensation Trust                             (49,431)
    Purchase of treasury stock                       (1,381)
    Dividends paid                             (10,669)
    Exercise of stock options                      266
    Issuance of long-term obligations              343
    Redemption of long-term obligations                  (49,972)
    Increase (decrease) in short-term notes payable       20,620
                                               --------
Net cash (applied to) financing activities          (90,224)
                                               --------
Effect of Exchange Rate Changes on Cash
  and Cash Equivalents                               (8,855)
                                               --------
Increase (Decrease) in Cash and Cash Equivalents    (86,182)
(Use) of Cash by Joy Technologies from
  February 26, 1994 to November 1, 1994              -
Cash and Cash Equivalents at Beginning of Year           251,256
                                              ---------
Cash and Cash Equivalents at End of Year                $165,074
                                              =========

The Accompanying Notes are an Integral Part of the Financial Statements.

/TABLE

Statement of Shareholders' Equity
(Dollar amounts in thousands)

                                    Capital in
                            Common   Excess of
                            Stock    Par Value
                           -------   ---------
 Balance at October
  31, 1992                 $50,596    $553,798
 Net loss
 Exercise of stock
  options                        3          49
 Issuance of
  restricted stock              11         132
 Dividends paid ($0.40 per
  share)
 Dividends on
  shares held
  by SECT                                  508
 Establishment of SECT
 Adjust SECT shares to
  market value                           6,277
 Translation adjustments
 2,577,500 shares
  acquired as
  Treasury Stock
 Purchase of shares
  by employee benefit
  plans
 Other activity - net          (35)      (586)
                           --------  ---------
Balance at October
  31, 1993                  50,575    560,178
 Net loss
 Exercise of stock
  options                        3       (963)
 Issuance of
  restricted stock                       (120)
 Dividends paid ($0.40 per
  share)
 Dividends on
  shares held
  by SECT                                 902
 Adjust SECT shares to
  market value                          6,496
 Translation adjustments
 4,875 shares acquired
   as Treasury Stock
 Sale of 2,000,000 shares of
   Treasury Stock                      10,300
 Purchase of shares
   by employee benefit
   plans
 Other activity - net          (72)        93
                           ---------  --------
Balance at October
  31, 1994                  50,506    576,886
Adjustment related to
  Joy Technologies
  from February 26,1994-
  November 1, 1994              13        182
                           ---------  ---------
Adjusted Balance
  at November 1, 1994       50,519    577,068
Net income
Exercise of 861,930
  stock options                599      9,131
Dividends paid ($0.40
  per share)
Dividends on
  shares held by
  SECT                                    681
Adjust SECT shares to
  market value                         16,832
Translation adjustments
110,000 shares acquired
  as Treasury Stock
457,991 shares transferred
  from Treasury Stock
  to SECT
425,345 shares purchased
  by employee benefit
  plans
                           -------   ----------
Balance at October
  31, 1995                 $51,118   $603,712
                           --------  ----------
The Accompanying Notes are an Integral
Part of the Financial Statements.
/TABLE

Statement of Shareholders' Equity
(Dollar amounts in thousands)

                                            Cumulative
                            Retained      Translation
                             Earnings      Adjustments
                            ---------     ------------
 Balance at October
  31, 1992                   $116,094        $(22,883)
 Net loss                     (19,690)
 Exercise of stock
  options
 Issuance of
  restricted stock
 Dividends paid ($0.40 per
  share)                      (11,177)
 Dividends on
  shares held
  by SECT
 Establishment of SECT
 Adjust SECT shares to
  market value
 Translation adjustments                      (17,683)
 2,577,500 shares
  acquired as
  Treasury Stock
 Purchase of shares
  by employee benefit
  plans
 Other activity - net
                               --------     -----------
Balance at October
  31, 1993                      85,227         (40,566)
 Net loss                      (53,912)
 Exercise of stock
  options
 Issuance of
  restricted stock
 Dividends paid ($0.40 per
  share)                       (11,379)
 Dividends on
  shares held
  by SECT
 Adjust SECT shares to
  market value
 Translation adjustments                         1,372
 4,875 shares acquired
   as Treasury Stock
 Sale  of 2,000,000 shares of
   Treasury Stock
 Purchase of shares
   by employee benefit
   plans
 Other activity - net
                                ------       ----------
Balance at October
  31, 1994                      19,936         (39,194)
Adjustment related to
  Joy Technologies
  from February 26, 1994-
  November 1, 1994              (4,575)           1,742
                               --------       ----------
Adjusted Balance
  at November 1, 1994           15,361         (37,452)
Net income                      57,404
Exercise of 861,930
  stock options
Dividends paid ($0.40
  per share)                   (19,205)
Dividends on
  shares held by
  SECT
Adjust SECT shares to
  market value
Translation adjustments                          (4,666)
110,000 shares acquired
  as Treasury Stock
457,991 shares transferred
  from Treasury Stock
  to SECT
425,345 shares purchased
  by employee benefit
  plans
                               -----------    ------------
Balance at October
  31, 1995                      $53,560       $(42,118)
                               ===========    ============
The Accompanying Notes are an Integral Part
of the Financial Statements.

Statement of Shareholders' Equity
(Dollar amounts in thousands)


                                         Treasury
                                SECT       Stock
                               ------    ---------
 Balance at October
  31, 1992                         -    $(87,533)
 Net loss
 Exercise of stock
  options                        214
 Issuance of
  restricted stock
 Dividends paid ($0.40 per
  share)
 Dividends on
  shares held
  by SECT
 Establishment of SECT       (50,000)     50,000
 Adjust SECT shares to
  market value                (6,277)
 Translation adjustments
 2,577,500 shares
  acquired as
  Treasury Stock                         (50,812)
 Purchase of shares
  by employee benefit
  plans                          163
 Other activity - net
                              --------   ---------
Balance at October
  31, 1993                   (55,900)    (88,345)
 Net loss
 Exercise of stock
   options                     3,943
 Issuance of
  restricted stock               262
 Dividends paid ($0.40 per
  share)
 Dividends on
  shares held
  by SECT
 Adjust SECT shares to
  market value                (6,496)
 Translation adjustments
 4,875 shares acquired
   as Treasury Stock                        (124)
 Sale  of 2,000,000 shares of
   Treasury Stock                         36,460
 Purchase of shares
   by employee benefit
   plans                       4,431
 Other activity - net
                             --------   ---------
Balance at October
  31, 1994                   (53,760)    (52,009)
Adjustment related to
  Joy Technologies
  from February 26, 1994-
  November 1, 1994                 -           -
                              --------   ----------

Adjusted Balance
  at November 1, 1994        (53,760)    (52,009)
Net income
Exercise of 861,930
  stock options                7,579
Dividends paid ($0.40
  per share)
Dividends on
  shares held by
  SECT
Adjust SECT shares to
  market value               (16,832)
Translation adjustments
110,000 shares acquired
  as Treasury Stock                        (3,009)
457,991 shares transferred
  from Treasury Stock
  to SECT                     (8,505)       8,505
425,345 shares purchased
  by employee benefit
  plans                       11,035
                            ---------    ----------
Balance at October
  31, 1995                  $(60,483)    $(46,513)
                            =========    ==========
The Accompanying Notes are an Integral Part
of the Financial Statements.

Statement of Shareholders' Equity
(Dollar amounts in thousands)



                               Total
                             -------
 Balance at October
  31, 1992                  $610,072
 Net loss                    (19,690)
 Exercise of stock
  options                        266
 Issuance of
  restricted stock               143
 Dividends paid ($0.40 per
  share)                     (11,177)
 Dividends on
  shares held
  by SECT                        508
 Establishment of SECT             -
 Adjust SECT shares to
  market value                     -
 Translation adjustments     (17,683)
 2,577,500 shares
  acquired as
  Treasury Stock             (50,812)
 Purchase of shares
  by employee benefit
  plans                          163
 Other activity - net           (621)
                             --------
Balance at October
  31, 1993                   511,169
 Net loss                    (53,912)
 Exercise of stock
  options                      2,983
 Issuance of
  restricted stock               142
 Dividends paid ($0.40 per
  share)                     (11,379)
 Dividends on
  shares held
  by SECT                        902
 Adjust SECT shares to
  market value                     -
 Translation adjustments       1,372
 4,875 shares acquired
   as Treasury Stock            (124)
 Sale of 2,000,000
   shares of
   Treasury Stock             46,760
 Purchase of shares
   by employee benefit
   plans                       4,431
 Other activity - net             21
                             -------
Balance at October
  31, 1994                   502,365
Adjustment related to
  Joy Technologies
  from February 26, 1994-
  November 1, 1994            (2,638)
                             --------

Adjusted Balance
  at November 1, 1994        499,727
Net income                    57,404
Exercise of 861,930
  stock options               17,309
Dividends paid ($0.40
  per share)                 (19,205)
Dividends on
  shares held by
  SECT                           681
Adjust SECT shares to
  market value                     -
Translation adjustments       (4,666)
110,000 shares acquired
  as Treasury Stock           (3,009)
457,991 shares transferred
  from Treasury Stock
  to SECT                          -
425,345 shares purchased
  by employee benefit
  plans                      11,035
                            ---------
Balance at October
  31, 1995                 $559,276
                           ==========
The Accompanying Notes are an Integral Part of the Financial
Statements.

Notes to Consolidated Financial Statements

(Dollar amounts in thousands unless indicated.)
NOTE 1

SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION - The consolidated financial statements and related notes give retroactive effect to the merger on November 29, 1994 with Joy Technologies Inc. ("Joy") for all periods presented, accounted for as a pooling of interests. The consolidated balance sheets as of October 31, 1995 and 1994 include the accounts of Joy as of October 31, 1995 and February 25, 1994, respectively. The consolidated statements of income and of cash flows for each of the three years ended October 31, 1995 include the results of Joy for the years ended October 31, 1995, February 25, 1994, and February 26, 1993, respectively. The consolidated statements of income for each of these three years have also been restated to reflect the Company's divestiture of the Systems Group in 1995 and Joy Environmental Technologies ("JET") accounted for as discontinued operations. See Note 16 - Discontinued Operations. The term "Company" as used in these consolidated financial statements refers to Harnischfeger Industries, Inc. and its subsidiaries, including Joy.

PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of all majority-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

INVENTORIES - Inventories are stated at the lower of cost or market value. Cost is determined by the last-in, first-out
(LIFO) method for substantially all domestic inventories and by the first-in, first-out (FIFO) method for the majority of inventories of foreign subsidiaries.

REVENUE RECOGNITION - Revenue on long-term contracts is generally recorded using the percentage-of-completion method for financial reporting purposes. Such contracts include contracts for papermaking machinery, certain mining equipment and custom-engineered cranes. Losses, if any, are recognized in full as soon as identified. Sales of other products and services are recorded as products are shipped or services are rendered.

PROPERTY, PLANT AND EQUIPMENT - Property, plant and equipment is stated at historical cost. Expenditures for major renewals and improvements are capitalized, while maintenance and repairs which do not significantly improve the related asset or extend its useful life are charged to expense as incurred.

For financial reporting purposes, plant and equipment is depreciated primarily by the straight-line method over the estimated useful lives of the assets. Depreciation claimed for income tax purposes is computed by accelerated methods.

CASH EQUIVALENTS - The Company considers all highly liquid debt instruments with a maturity of three months or less at the date of purchase to be cash equivalents.

FOREIGN EXCHANGE CONTRACTS - Any gain or loss on forward contracts designated as hedges of commitments is deferred and included in the measurement of the related foreign currency transaction, except that permanent losses are recognized immediately.

FOREIGN CURRENCY TRANSLATION - The majority of the assets and liabilities of the Company's international operations are translated at year-end exchange rates; income and expenses are translated at average exchange rates prevailing during the year.

  For operations whose functional currency is the local currency, translation adjustments are accumulated in a separate section of shareholders' equity. Transaction gains and losses, as well as translation adjustments relating to operations whose functional currency is the U.S. dollar, are reflected in income. Pre-tax foreign exchange gains (losses) included in operating income were $1,901, $(1,619) and $2,769 in 1995, 1994 and 1993, respectively.

GOODWILL AND INTANGIBLE ASSETS - Goodwill represents the excess of the purchase price over the fair value of identifiable net assets of acquired companies and is amortized on a straight-line basis over periods ranging from 25 to 40 years. The Company assesses the carrying value of goodwill at each balance sheet date. Consistent with Financial Accounting Standard (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets," such assessments include, as appropriate, a comparison of (a) the estimated future nondiscounted cash flows anticipated to be generated during the remaining amortization period of the goodwill to
(b) the net carrying value of goodwill. The Company recognizes diminution in value of goodwill, if any, on a current basis. Other intangible assets are amortized over the shorter of their legal or economic useful lives ranging from 5 to 20 years. Accumulated amortization was $98,200 and $76,480 at October 31, 1995 and 1994, respectively.

INCOME TAXES - In 1994, the Company adopted SFAS No. 109,
"Accounting for Income Taxes", retroactive to November 1,
1988. Under SFAS 109, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities, and for tax basis carryforwards. A valuation allowance is provided for deferred tax assets where it is considered more likely than not that the Company will not realize the benefit of such assets. The consolidated financial statements for each year presented take into account the effects of SFAS 109. See Note 6-Income Taxes.

RESEARCH AND DEVELOPMENT EXPENSES - Research and development costs are expensed as incurred. Such costs incurred in the development of new products or significant improvements to existing products amounted to $30,348, $28,879, and $26,710 in 1995, 1994 and 1993, respectively. Certain capital expenditures used in research activities, such as the construction of a pilot paper machine used in research and for customer tests, are capitalized and depreciated over their expected useful lives.

EARNINGS PER SHARE - Earnings per share are based upon the weighted average number of common shares outstanding during the year. The number of shares used in the computation were 46,218,144 in 1995, 43,716,464 in 1994, and 44,393,043 in
1993. Common stock equivalents were not significant in any of the years presented. Shares in the Stock Employee Compensation Trust ("SECT") are not considered outstanding for purposes of computing earnings per share.


NOTE 2

ACQUISITIONS


On November 29, 1994, the Company completed the acquisition of Joy Technologies Inc. upon the approval of the shareholders of each company. Under the terms of the acquisition, accounted for as a pooling of interests, the Company exchanged 17,720,750 common shares for all of Joy's 31,353,000 outstanding shares, at an exchange ratio of .5652 of a share of the Company's common stock for each of Joy's common shares.

  The fiscal year of Joy has been conformed to the Company's fiscal year effective November 1, 1994, and all periods presented have been retroactively restated (See Note 1 - Significant Accounting Policies - Basis of Presentation). Joy's operating results for the period from February 25, 1994 (the end of Joy's fiscal year before the acquisition) to October 31, 1994, a net loss of $(4,575) on net sales of $293,290, have been reflected as an adjustment to the combined Company's retained earnings on November 1, 1994.

Transaction costs incurred to complete the Joy merger of $17,459 ($11,384 after tax or $0.24 per share) were charged to income and consisted primarily of investment banker, attorney and accountant fees, severance and related benefits and printing, mailing and registration expenses.

In October, 1995, the Company's Beloit Corporation subsidiary completed the acquisition of the roll-covering business of Rollin, S.A. of France for a purchase price of $13,500. This transaction is expected to significantly strengthen Beloit's market position in the roll-covering portion of the aftermarket throughout Europe. The acquisition will be accounted for as a purchase. The investment has been included in Other Assets while a purchase allocation to individual assets is being completed.

  The Material Handling segment completed several acquisitions in 1995 aimed at strengthening its market presence both internationally and domestically.
Acquisitions totaling approximately $10,000 include a Canadian manufacturer of brake systems, manufacturers of cranes (and related service aspects) located in Singapore and the United States and two service-related organizations in the United Kingdom. In addition, the Company's Mining Equipment segment completed the acquisition of a servicer of above-ground mining equipment headquartered in the United States for approximately $4,000, further broadening its aftermarket capabilities. These acquisitions have been accounted for as purchases.

In September, 1994, the Company completed the acquisition of all of the outstanding shares of MMH (Holdings) Limited, a holding company for Morris Mechanical Handling Limited ("Morris") and related companies for $24,890. The acquisition was accounted for as a purchase transaction.
The purchase price was allocated to the specific net assets acquired based upon independent appraisal. Morris, headquartered in Great Britain, is a manufacturer of a broad line of cranes, hoists, and other lifting equipment and has an extensive service organization that provides aftermarket services for a broad spectrum of lifting equipment. Morris also has operations in the United States, the Far East and South Africa, and is a unit of the Material Handling segment.


  In addition, the Company completed two smaller acquisitions during 1994. In July, 1994, the Company acquired a Mexican company, Hercules, S.A. de C.V., for $2,589. Hercules, a manufacturer of overhead cranes and hoists serving the Mexican and South American markets, is also a unit of the Material Handling segment. The acquisition was accounted for as a purchase.

  Beloit acquired substantially all of the common shares of OASIS (Optical Alignment Systems and Inspection Services, Inc.) for $7,000 in September, 1994. The transaction was accounted for as a purchase. The New Hampshire-based company provides specialty services principally to the paper industry.

NOTE 3

RESTRUCTURING AND NONRECURRING CHARGES

In fiscal 1993, the Company recorded a restructuring charge to strengthen and streamline its papermaking machinery and mining equipment businesses. The total estimated cost of the restructuring activities reduced pre-tax income by $67,000. Of the total, $40,000 related to the Paper segment, which was primarily for the closure of its Canadian papermaking machinery manufacturing facilities and consolidation of North American papermaking machine manufacturing in Beloit, Wisconsin. The $25,500 charge for Harnischfeger Corporation's Mining Equipment Division related principally to its plans to reduce worldwide inventories and to enhance manufacturing and repair parts capabilities. Other elements in the restructuring charge provided for refocusing manufacturing and marketing efforts (to reduce non-value-added activities, to reduce nonoperating assets and to focus on capital carrying costs) as well as employee severance costs. Substantially all of the restructuring reserve was used by the end of fiscal 1994.

  In addition, the Company recorded a charge in fiscal 1993 resulting from the reestimation of certain warranty reserves carried by the Mining Equipment Division. The charge reduced pre-tax income by $8,000. This nonrecurring charge was the result of a much deeper analysis of open warranty claims and customer requests, field experience on new products and additional analytical data provided by new systems which has since resulted in engineering, design and manufacturing changes. The Company's warranty methodology, while long-established, is by its very nature based on management's judgement and is not mathematically precise or actuarially based. The resultant warranty reserves are reevaluated periodically and reflect refinements of estimated warranty exposure on evolving product lines.


NOTE 4

ACCOUNTS RECEIVABLE

Accounts receivable at October 31 consisted of the following:

                                                       (in thousands)
                                      1995            1994
                                        --------      --------
Trade receivables                        $412,276       $329,263
Unbilled receivables                       95,281         99,838
Allowance for doubtful accounts and
  contract losses                     (7,604)        (7,230)
                                    ---------     ----------
                                    $499,953       $421,871
                                    =========     ==========

The amount of accounts receivable due beyond one year is not significant.


NOTE 5

INVENTORIES

Inventories at October 31 consisted of the following:

                                              (in thousands)
                                      1995        1994
                                    ---------      ---------

Finished goods                      $211,555       $182,084
Work in process and purchased parts            170,027        158,038
Raw materials                        106,999         79,766
                                    ---------      ---------
                                     488,581        419,888
Less excess of current cost over
   stated LIFO value                      (72,186)       (62,041)
                                    ---------      ---------
                                    $416,395       $357,847
                                    =========      =========

  Inventories valued using the LIFO method represented approximately 80% and 81% of consolidated inventories at October 31, 1995 and 1994, respectively.

  The Company has reduced inventory by $6,051 and $3,739 at October 31, 1995 and 1994, respectively, for progress payments received on contracts accounted for on the completed contract method.


NOTE 6

INCOME TAXES

The components of income (loss) from continuing operations before provision for income taxes and minority interest for the Company's domestic and foreign operations for the years ended October 31 were as follows:

(in thousands)
                               1995     1994
                                 -------        -------
Domestic                        $132,358     $  27,095
Foreign                           37,951        25,701
                                --------     ----------
Income (loss) from continuing
 operations before Joy merger costs,
 provision (credit) for income taxes
 and minority interest               $170,309     $  52,796
                                ========     ==========

(in thousands)
                                    1993
                                      -------
Domestic                            $(29,720)
Foreign                              (19,026)
                                    ---------
Income (loss) from continuing
 operations before Joy merger costs,
 provision (credit) for income taxes
 and minority interest                   $(48,746)
                                    =========

The consolidated provision (credit) for income taxes included in the statement of income for the years ended
October 31 consisted of the following:

(in thousands)               1995        1994      1993
                           --------       --------       --------
Current provision:
       Federal              $17,934      $ 11,167        $ 6,111
       State             1,311         1,486          2,963
       Foreign               14,690         7,080          6,453
                           --------      ---------      ---------
    Total Current                 33,935        19,733         15,527
                           --------      ---------      ---------

Deferred provision (credit):
       Federal           7,721       (59,840)       (22,745)
       State and foreign      1,509        (4,180)        (2,563)
                            -------      ---------      ---------
    Total Deferred            9,230       (64,020)       (25,308)
                            -------      ---------      ---------
Total consolidated income
  tax provision (credit)    $43,165      $(44,287)       $(9,781)
                            =======      =========      =========

  Income tax provision (credit) is included in the statement of income as follows:

(in thousands)            1995      1994      1993
                            -------        -------       --------
Continuing operations           $53,500       $ 13,979       $(16,497)
Income (loss) from
  discontinued operations        (8,015)     (702)         6,716
Extraordinary item -
   retirement
   of debt                       (2,320)        (3,495)        -
Cumulative effect of
   accounting change                  -        (54,069)             -
                          ---------      ---------      ---------
                           $43,165       $(44,287)       $(9,781)
                          =========      =========      =========

 The difference between the federal statutory tax rate and the effective tax rate on continuing operations for the years ended October 31 are as follows:

                          1995      1994      1993
                         -----         ------        -------
Federal statutory tax rate    35.0%     35.0%        (34.8)%
Goodwill amortization not
  deductible for tax purposes  0.7       2.3      2.5
Differences in foreign and
  U.S. tax rates               0.3      (0.8)     1.8
Differences in Foreign Sales
  Corporation and U.S. tax rate    (1.5)     (3.9)         (2.4)
State income taxes, net of
  federal tax impact           0.5      (1.2)     1.8
General business and other
  credits utilized       (1.5)     (3.8)         (0.5)
Other items-net                1.5           (1.1)         (2.2)
                            -------        -------        -------
Effective tax rate            35.0%          26.5%        (33.8)%
                            =======        =======        =======

Temporary differences and carryforwards which gave rise to the net deferred tax liability at October 31 are as follows:

October 31,(in thousands)             1995            1994
                                 ------        -------
Inventories                         $(22,437)      $(26,554)
Reserves not currently
 deductible                           13,894         18,767
Depreciation and amortization in
 excess of book expense              (60,814)       (74,275)
Employee benefit related items        35,378         34,507
Tax credit carryforwards         17,279         40,497
Tax loss carryforwards                41,875         37,426
Other - net                          (24,956)       (35,438)
Valuation allowance             (18,256)       (14,206)
                               ---------      ---------
Net deferred tax liability          $(18,037)      $(19,276)
                               =========      =========

This net liability is included on the Balance Sheet in the following captions:

Other Current Assets-net       $ 16,768       $  1,475
Deferred Income Taxes                (34,805)       (20,751)
                                --------      ---------
                               $(18,037)      $(19,276)
                                ========      =========

  At October 31, 1995, the Company had foreign tax credit carryforwards of $535 expiring in 1999, general business tax credits of $11,481 expiring in 2008-2010, and alternative minimum tax credit carryforwards of $5,263 which do not expire. In addition, tax loss carryforwards consisted of foreign loss carryforwards of $27,865 with various expiration dates, and domestic carryforwards of $14,010 with various states and expiration dates. The carryforwards will be available for the reduction of future income tax liabilities.

  U.S. income taxes, net of foreign taxes paid or payable, have been provided on the undistributed profits of foreign subsidiaries, except in those instances where such profits are expected to be permanently reinvested. Such unremitted earnings of subsidiaries which have been or are intended to be permanently reinvested were $180,200 at October 31, 1995. If, for some reason not presently contemplated, such profits were to be remitted or otherwise become subject to U.S. income tax, the Company expects to incur tax at substantially less than the U.S. income tax rate as a result of foreign tax credits that would be available.

  Income taxes paid were $31,686, $16,979 and $20,859 for 1995, 1994 and 1993, respectively.


NOTE 7

LONG-TERM OBLIGATIONS, BANK CREDIT FACILITIES AND INTEREST
EXPENSE

Long-term obligations at October 31 consisted of the following:

(in thousands)                 1995         1994
                                --------       --------
10 1/4% Senior Notes due 2003        $188,380       $200,000
Bank Facility                     -         90,785
8.9% Debentures, due 2022              75,000         75,000
8.7% Debentures, due 2022              75,000         75,000
Senior Notes, Series A through D, at
  interest rates of between 8.9%
  and 9.1%, due 1996 to 2006           75,000         75,000
Industrial Revenue Bonds, at
  interest rates of between 5.9% and
  8.8%, due 1996 to 2017          28,428         32,632
Other                                  21,183         22,637
                                --------        -------
                                 462,991        571,054
Less:
  Amounts payable within one year       3,881          2,121
                              ----------      ---------
                                $459,110       $568,933
                              ==========      =========

  In August 1995, the Company entered into a short-term
$200,000 bridge financing facility agreement between the Company and certain foreign and domestic financial institutions to be used in connection with the acquisition, in early fiscal 1996, of Dobson Park Industries plc. See additional discussion in Note 17 - Acquisition of Dobson
Park Industries plc.

  The 10 1/4% Senior Notes have a maturity date of September 1, 2003 with semi-annual interest payments due March 1 and September 1, commencing March 1, 1994. The Company may, at its option, redeem the Senior Notes in whole or in part at any time on or after September 1, 1998 at 105.125% of their principal amount, plus accrued interest, declining to 100% of their principal amount, plus accrued interest, on or after September 1, 2000.

  The Company is subject to certain restrictive covenants
under its existing debt agreements.   In addition, upon a
change of control, Joy is required to make an offer to purchase the Senior Notes then outstanding at a purchase price equal to 101% of the principal amount thereof plus accrued interest.

  On December 29, 1994, Joy issued an offer to purchase for cash at 101% any and all of its outstanding 10 1/4% Senior Notes. This offer expired on February 10, 1995 with $270 being redeemed under the offer. Prior to this tender offer, the Company had purchased $11,350 of outstanding 10 1/4% Senior Notes in unsolicited open market transactions. As a result of the Bank Facility and 10 1/4% Senior Note redemptions (see below), the Company recorded an extraordinary loss on debt retirement, net of applicable income taxes, of $3,481 or $0.08 per share, consisting primarily of unamortized financing costs and redemption premiums.

  During fiscal 1994, the Company recorded an extraordinary after-tax charge of $4,827 associated with the prepayment of Joy's outstanding Tranche A term loans existing under the Bank Facility and all of Joy's 12.3% Junior Subordinated Notes. This charge is comprised of the write-off of the unamortized discount and unamortized capitalized financing costs, call premiums and other expenses. The remaining borrowings outstanding under the Bank Facility were repaid in full on November 29, 1994, upon the consummation of the Company's merger with Joy. The Tranche A term loans carried an interest rate of 2.125% above LIBOR, and the Tranche B term loan had a floating interest rate equal, at Joy's option, to the base rate plus 2% or to the Euro-dollar rate plus 3%. The Bank Facility agreement, including its revolving credit agreement, was terminated concurrent with the merger.

  The Company has $150,000 of unsecured debentures outstanding with interest rates ranging from 8.7% to 8.9% due at maturity in 2022.

  The Senior Notes, Series A through D, are privately placed and unsecured. The terms of the Note Agreements place limits on the amount of additional long-term debt the Company may issue and require maintenance of a minimum consolidated net worth, as defined. Additional funded debt may be incurred if immediately thereafter consolidated funded debt does not exceed 50% of consolidated total tangible assets, as defined.

  The Series D Notes provide for eleven equal annual repayments beginning in 1996; Series A through C Notes are due at maturity in 1999, 1999 and 2001, respectively.

  In 1992, the Company filed a shelf registration with the Securities and Exchange Commission for the proposed sale of up to $150,000 of additional debt securities. To date, no securities covered by the registration have been offered for sale, however, see Note 17 - Acquisition of Dobson Park Industries, plc.

  In November, 1993, the Company entered into a four-year
Revolving Credit Facility Agreement between the Company and certain domestic and foreign financial institutions that allowed for borrowings of up to $150,000 at rates expressed in relation to LIBOR and other rates. In November, 1994, the facility was increased to $240,000 and was extended to November, 1998. A facility fee is payable on the Revolving
Credit Facility.

  The Industrial Revenue Bonds are secured by certain assets of the Company's domestic operations.

  Installments payable to holders of the outstanding long-term obligations of the Company are due as follows:

       (in thousands)
       1996. . . . . . . . . . . . . . . . . .$  3,881
       1997. . . . . . . . . . . . . . . . . .   5,840
       1998. . . . . . . . . . . . . . . . . .   5,201
       1999. . . . . . . . . . . . . . . . . .  39,811
       2000. . . . . . . . . . . . . . . . . .  11,548

  At October 31, 1995, short-term bank credit lines of foreign subsidiaries were approximately $122,072. The outstanding borrowings were $18,921 with a weighted average interest rate of 15.4%, reflecting higher rates in Poland and South Africa. There were no compensating balance requirements under these lines of credit.

  Net interest expense consisted of the following:

Year Ended October 31,(in thousands)
                    1995      1994      1993
                     ---------      ---------      ---------
Interest income           $ 11,035       $  7,138       $  7,856
Interest expense           (51,748)       (54,504)       (56,169)
                    ----------      ---------      ---------

Interest expense-net     $ (40,713)      $(47,366)      $(48,313)
                    ==========      =========     ==========

 Interest paid was $52,615, $45,547 and $57,496 in 1995,
1994 and 1993, respectively.


NOTE 8

PENSIONS AND OTHER EMPLOYEE BENEFITS

The Company and its subsidiaries have a number of defined benefit, defined contribution and government mandated pension plans covering substantially all employees.
Benefits from these plans are based on factors which include various combinations of years of service, fixed monetary amounts per year of service, employee compensation during the last years of employment and the recipient's social security benefit. The Company's funding policy with respect to its qualified plans is to contribute annually not less than the minimum required by applicable law and regulation nor more than the amount which can be deducted for income tax purposes. The Company also has a nonqualified senior executive supplemental pension plan, funded by Company stock, which is based on credited years of service and compensation during the last years of employment.

  Certain foreign plans, which supplement or are coordinated with government plans, many of which require funding through mandatory government retirement or insurance company plans, have pension funds or balance sheet accruals which approximate the actuarially computed value of accumulated plan benefits as of October 31, 1995 and 1994.

  The Company recorded an additional minimum pension liability and intangible asset of $9,698 and $23,645 in 1995 and 1994, respectively, to recognize the unfunded accumulated benefit obligation of certain domestic plans.

  Pension expense for all plans of the Company was $17,344 in 1995, $18,521 in 1994, and $20,248 in 1993. Net periodic pension costs for U.S. plans and plans of subsidiaries outside the United States for which SFAS No. 87, "Employers' Accounting for Pensions" has been adopted included the following components:

Year Ended October 31,
(in thousands)            1995      1994      1993
                           --------      ---------      ---------
Service cost-benefits
 earned during the year         $16,854       $ 16,075       $ 15,457
Interest cost on projected
 benefit obligation         33,655         29,523         27,297
Actual gain on plan assets      (55,856)       (14,035)       (38,656)
Net amortization and deferral    20,134        (14,255)        14,355
                           --------      ---------      ---------
Net periodic pension cost       $14,787       $ 17,308       $ 18,453
                           ========      =========      =========

  The discount rate used for U.S. plans was 8.0% in 1995, 7.9%-8.0% in 1994, and 8.5%-8.75% in 1993, and for non-U.S.
plans ranged from 8.0%-14.0%. The assumed rate of increase in future compensation of U.S. salaried employees was 5.0% in 1995, ranged from 4.5%-5.0% in 1994, and ranged from 5.0%-5.5% in 1993; and for non-U.S. salaried employees ranged from 5.0%-11.0%. Benefits under the hourly employee plans are generally not based on wages. The expected long-term rate of return on assets for U.S. plans ranged from 9.5%-10.0% and for non-U.S. plans ranged from 8.5%- 15.0%. The assumptions for non-U.S. plans were developed on a basis consistent with that for U.S. plans, adjusted to reflect prevailing economic conditions and interest rate environments.

  Primarily as a result of the sale of H-K Systems, Inc.(formerly Harnischfeger Engineers, Inc.) in 1993 (see
Note 16 - Discontinued Operations), a curtailment occurred within the Harnischfeger Salaried Pension Plan. Curtailment gains of $4,527 were recorded in 1993, $3,969 of which was included in the gain on sale of discontinued operations.

  The following table sets forth the plans' funded status at October 31, 1995 and 1994:

     (in thousands)

                                                 1995

                                         Plans With     Plans With
                                           Assets       Accumulated
                                          Exceeding       Benefits
                                         Accumulated      Exceeding
                                            Benefits        Assets

Actuarial present value of:
  Vested benefits                          $315,236         $49,525
  Accumulated benefits                      339,527          56,988
  Projected benefits                        395,051          62,253
Net assets available for benefits           407,873          23,791
                                           --------         -------
Plans' assets greater (less) than
  projected benefits                         12,822         (38,462)
Unrecognized (asset) obligation
  existing at adoption                       (5,724)            989
Unrecognized prior service cost              20,509           6,823
Unrecognized net (gain) loss                 (6,871)          6,840
                                           ---------       ---------
Net pension asset (liability)              $ 20,736        $(23,810)
                                           =========       =========

                                             (in thousands)

                                                      1994
                                             ------------------
                                        Plans With    Plans With
                                           Assets    Accumulated
                                        Exceeding      Benefits
                                       Accumulated      Exceeding
                                        Benefits         Assets
                                    ------------    ------------
Actuarial present value of:
  Vested benefits                     $184,537       $148,757
  Accumulated benefits                 197,680        166,980
  Projected benefits                   247,219        186,763
Net assets available for benefits      264,717        128,542
                                      -----------    ----------
Plans' assets greater (less) than
  projected benefits                    17,498        (58,221)
Unrecognized (asset) obligation
  existing at adoption                 (10,695)         5,012
Unrecognized prior service cost          6,642         14,390
Unrecognized net (gain) loss            (1,797)        20,379
                                      -----------   -----------
Net pension asset (liability)         $ 11,648       $(18,440)
                                      ===========   ===========

  Pension plan assets consist primarily of trust funds with diversified portfolios of primarily equity and fixed income investments.

  The Company has a qualified profit sharing plan which covers substantially all domestic employees except employees covered by collective bargaining agreements and employees of subsidiaries with separate defined contribution plans. Contributions to the plan are based on the Company's Economic Value Added (EVA) performance. Profit sharing expense was $6,321 in 1995 and $3,300 in 1994. The Company made no profit sharing contribution in 1993.

In the first quarter of fiscal 1995, the Company implemented SFAS No. 112, "Employers' Accounting for Postretirement Benefits". The impact upon adoption of SFAS 112 on the Company's results of operations and financial position was not material.

NOTE 9

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

The Company generally provides certain health care and life insurance benefits under various plans for U.S. employees who retire after attaining early retirement eligibility, subject to the plan amendments discussed below.

  During the first quarter of fiscal 1994, the Company adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" (SFAS 106), through the immediate recognition of the obligation. Under SFAS 106, the costs of retiree health care and life insurance benefits are accrued over relevant employee service periods. Previously, these costs were charged to expense as claims were paid. The cumulative effect of the accounting change required by this standard was a one time pre-tax charge of $136,291 ($81,696 or $1.87 per share after taxes and minority interest). The discount rate used in determining the liability at October 31, 1994 was 7.9% and as of October 31, 1995 the discount rate was 8.0%.

  The following table sets forth the plans' funded status and amounts recognized in the Company's balance sheet as of October 31:

(in thousands)                     1995       1994
                                      -------      ---------
Accumulated postretirement benefit
 obligation:
   Retirees                               $ 66,600   $     73,424
   Fully eligible active plan
    participants                        4,200     7,722
   Other active plan participants            8,000         20,416
                                      -------       --------
   Total                               78,800        101,562

Plan assets at fair value                   0              0
                                          -------     --------
Accumulated postretirement benefit
   obligation in excess of plan assets      78,800        101,562

Unrecognized transition obligation          0         0
Unrecognized prior service credit           31,433         21,305
Unrecognized gain                           7,873      12,840
                                          -------     -------
Accrued postretirement benefit liability  118,106     135,707

Less:  Current portion                     16,501      17,097
                                          ---------  ---------
                                     $101,605       $118,610
                                         ==========  =========

  For measurement purposes, with the exception of plans sponsored by Joy, an annual rate of increase in the per capita cost of covered health care benefits in the range of 10.25% to 12% for non-medicare eligible participants was assumed for 1995 (a range of 5.8% to 10.25% was used for medicare eligible participants); these rates were assumed to decrease gradually to 5.0% for all participants by 2001 and remain at that level thereafter. For plans sponsored by Joy, the assumed medical cost trend rates for retirees who have not yet reached age 65 is a range of 7% to 13% in 1995, decreasing to a rate of 4% in 2001 and continuing at that level into the future. The health care cost trend rate assumption has an effect on the amounts reported. A one percentage point increase in the assumed health care cost trend rates each year would increase the accumulated postretirement benefit obligation as of October 31, 1995 by $3,050 and the aggregate service cost and interest cost components of the net periodic postretirement benefit cost for the year by $250. Postretirement life insurance benefits have a minimal effect on the total benefit obligation.

   In 1993, the Board of Directors of the Company approved a general approach that would culminate in the elimination of all Company contributions towards postretirement health care benefits. Increases in costs paid by the Company were capped for certain plans beginning in 1994 extending through 1998 and Company contributions will be eliminated on January 1, 1999 for most employee groups, excluding Joy. For Joy, based upon existing plan terms, future eligible retirees will participate in a premium cost-sharing arrangement which is based upon age as of March 1, 1993 and position at the time of retirement. Active employees under age 45 as of March 1, 1993 and any new hires after April 1, 1993 will be required to pay 100% of the applicable premium.

  The initial one-time pre-tax charge reflected all plan terms and amendments in place on November 1, 1993. Negative plan amendments made subsequent to November 1, 1993 are being amortized from the date of amendment to January 1, 1999. Amortization of negative plan amendments amounted to $9,417 and $2,995 in 1995 and 1994, respectively, which reduced reported net periodic postretirement benefit cost.

 Net periodic postretirement benefit cost for fiscal year
1995 and 1994 includes the following components:

>caption>
(in thousands)                               1995          1994
                                ---------     ----------
Service cost                             $    502        $  974
Interest cost on accumulated
  postretirement benefit
  obligation                                6,475         8,808

Actual return on plan assets               0        0

Amortization of prior service
  cost(credit)                        (9,417)       (2,995)

Net amortization and deferral           (225)         (237)
                                   --------     --------
Net periodic postretirement
  benefit cost                  $(2,665)       $6,550
                                   ========    ========

The cost of providing these benefits to retirees was $12,414 in 1993.

NOTE 10

SHAREHOLDERS' EQUITY AND STOCK OPTIONS

The Statement of Shareholders' Equity has been retroactively restated for all years presented to give effect to the acquisition on November 29, 1994 of Joy through a stock-for-stock merger with an exchange ratio of .5652 of a share of Company Common Stock for each share of Joy common stock (see
Note 2-Acquisitions). In connection with the acquisition, the Company's authorized Common Stock was increased to 100,000,000 shares.

  Joy's employee stock option plan is being administered by the Company subsequent to the merger. All outstanding Joy options were converted into options to purchase Company
Common Stock and adjusted to give effect to the .5652 exchange ratio.

  A Preferred Stock Purchase Right is attached to each share of Common Stock which entitles a shareholder to exercise certain rights in the event a person or group acquires or seeks to acquire 20% or more of the outstanding Common Stock of the Company.

  The Company's Incentive Stock Plan, as amended, provides for the granting, up to January 31, 1998, of qualified and non-qualified options, stock appreciation rights and restricted stock to key employees for not more than 3,600,000 shares of Common Stock. At October 31, 1995,
2,245,628 shares were reserved for future stock options and restricted stock.

  Since the inception of the Incentive Stock Plan and Joy's employee stock option plan, options for the purchase of 3,635,505 shares have been granted, at prices ranging from $6.75 to $31.25 per share. At October 31, 1995, 1,444,286 of the options were outstanding, 1,279,831 had been exercised and 911,388 had expired. Generally, the options granted under the Incentive Stock Plan become exercisable in cumulative installments of one-fourth of the shares in each year beginning six months from the date of the grant. In addition, 63,000 shares were reserved for restricted stock in 1990. In 1995, none of the reserved restricted shares was issued. The recipients of restricted stock have the right to receive dividends and vote but such shares cannot be transferred until they become fully vested. The shares will become unrestricted following the end of fiscal 1995. Compensation expense related to restricted stock is included in income and amounted to $0 in 1995, $100 in 1994, and $170 in 1993.

  Certain information regarding stock options, including Joy options under the Joy stock option plan, is as follows:

                                                      Number
                                                     of Shares
                                                    ----------
Outstanding at October 31, 1992                      1,228,125
          Granted                                      866,226
          Exercised                                    (16,875)
          Canceled or expired                          (46,175)
                                                    -----------

Outstanding at October 31, 1993                      2,031,301
          Granted                                      188,349
          Exercised                                   (166,041)
          Canceled or expired                         (234,290)
                                                    -----------
Outstanding at October 31, 1994                      1,819,319
Activity related to Joy Technologies from
  February 26, 1994-November 1, 1994
          Granted                                       75,380
          Exercised                                    (12,434)
          Canceled or expired                          (23,319)
                                                     ----------
                                                        39,627
Activity from November 1, 1994-October 31, 1995
          Granted                                      637,750
          Exercised                                   (861,930)
          Canceled or expired                         (190,480)
                                                     -----------
Outstanding at October 31, 1995                      1,444,286
                                                     -----------
Exercisable at October 31, 1995                        385,496
                                                     -----------


                                                   Option Price
                                                       Per Share
                                                   --------------
Outstanding at October 31, 1992                   $14.38 to $27.00
          Granted                                  15.92 to  22.12
          Exercised                                14.38 to  19.25
          Canceled or expired                      14.38 to  24.63
                                                  ----------------

Outstanding at October 31, 1993                    14.38 to  27.00
          Granted                                  15.70 to  26.50
          Exercised                                14.38 to  24.63
          Canceled or expired                      14.38 to  24.63
                                                   ----------------
Outstanding at October 31, 1994                    14.38 to  27.00
Activity related to Joy Technologies from
  February 26, 1994-October 31, 1994
          Granted                                  17.91 to  24.55
          Exercised                                19.46
          Canceled or expired                      19.46
                                                   ---------------
                                                   17.91 to  24.55
Activity from November 1, 1994-October 31, 1995
          Granted                                  25.00 to  31.25
          Exercised                                14.38 to  27.00
          Canceled or expired                      14.38 to  25.00
                                                   ---------------
Outstanding at October 31, 1995                    14.38 to  31.25
                                                   ---------------
Exercisable at October 31, 1995                   $14.38 to $26.50
                                                  ----------------

  In September, 1994, the Company sold 2,000,000 shares of
Common Stock in a private transaction. This sale satisfied the requirements under the pooling of interests accounting rules to replace shares repurchased during the two years prior to the announcement of the Company's merger with Joy.
The shares were sold from treasury stock.

  Following a "Dutch auction" self-tender offer in May, 1993, the Company purchased for cash 2,500,000 shares of Common Stock, or approximately 9% of shares of Common Stock outstanding at that time, at $19-5/8 per share, in conjunction with the establishment of the Harnischfeger Industries, Inc. Stock Employee Compensation Trust ("SECT"). Concurrent with the purchase, the Company sold 2,547,771 shares of Common Stock held in treasury to the SECT, amounting to $50,000 at $19-5/8 per share. The purchase of the treasury shares reduced shareholders' equity. The sale of the treasury shares to the SECT had no impact on such equity. Shares in the SECT are being used to fund future employee benefit obligations under plans that currently require shares of Company Common Stock.

  Shares owned by the SECT are accounted for as treasury stock until issued to existing benefit plans; they are reflected as a reduction to shareholders' equity. Shares owned by the SECT are valued at the closing market price each period, with corresponding changes in the SECT balance reflected in capital in excess of par value. Shares in the SECT are not considered outstanding for computing earnings per share.





NOTE 11

OPERATING LEASES

The Company leases certain plant, office and warehouse space as well as machinery, vehicles, data processing and other equipment.

  Certain of the leases have renewal options at reduced rates and provisions requiring the Company to pay maintenance, property taxes and insurance.

  Generally, all rental payments are fixed. The Company's assets and obligations under capital lease arrangements are not significant.

  Total rental expense under operating leases, excluding maintenance, taxes and insurance, was $20,822, $20,327 and $20,021 in 1995, 1994 and 1993, respectively.

  At October 31, 1995, the future payments for all operating leases with remaining lease terms in excess of one year, and excluding maintenance, taxes and insurance, were as follows:

       (in thousands)
           Fiscal Year:

           1996. . . . . . . . . . . . . . . . .$19,187
           1997. . . . . . . . . . . . . . . . . 15,813
           1998. . . . . . . . . . . . . . . . . 12,120
           1999. . . . . . . . . . . . . . . . .  4,443
           2000. . . . . . . . . . . . . . . . .  3,228
           2001 and thereafter . . . . . . . . .  5,094

NOTE 12

COMMITMENTS, CONTINGENCIES AND OFF-BALANCE-SHEET RISKS

At October 31, 1995, the Company was contingently liable to banks, financial institutions and others for approximately $185,000 for outstanding letters of credit securing performance of sales contracts and other guarantees in the ordinary course of business, excluding the H-K Systems, Inc. back-up bond guarantee facility (see Note 16-Discontinued Operations). The Company may also guarantee performance of its equipment at levels specified in sales contracts without the requirement of a letter of credit. Performance guarantees are a normal part of the Company's business and have not resulted in significant cash outlays.

  The Company is a party to litigation matters and claims which are normal in the course of its operations and, while the results of litigation and claims cannot be predicted with certainty, management believes that the final outcome of such matters will not have a materially adverse effect on the Company's consolidated financial position or results of operations.

  The Company is also involved in a number of proceedings and potential proceedings relating to environmental matters. Although it is difficult to estimate the potential exposure to the Company related to these environmental matters, the Company believes that these matters will not have a materially adverse effect upon its consolidated financial position or results of operations.

  The Company has entered into various foreign currency exchange contracts with major international financial institutions designed to minimize its exposure to exchange rate fluctuations on foreign currency transactions. These contracts are used to hedge known cash receipts and disbursements in the ordinary course of business. At October 31, 1995, the outstanding net U.S. dollar face amounts of contracts to cover sales and purchase activity totaled approximately $72,553. In addition, at October 31, 1995, the Company had outstanding foreign exchange contracts totaling $15,783 to cover interest and borrowing obligations. The difference between contract and estimated fair values at October 31, 1995 was not significant. It is the Company's policy not to participate in high-yield financings, highly leveraged transactions or other "derivative" instruments.

In 1993, a Federal court jury in Madison, Wisconsin returned a verdict finding that J.M. Voith GmbH of Germany and its subsidiary, Voith, Inc. of Appleton, Wisconsin infringed upon Beloit's patent on its Bel-Champ(TM) drying technology for large paper manufacturing machines. The verdict was appealed by Voith. In 1995, the parties reached an understanding concerning settlement of their outstanding patent litigation.

In addition, in 1994, a Federal court jury in Madison, Wisconsin returned a verdict finding that Valmet Corporation of Finland infringed a Beloit patent on the Bel-Champ paper machine drying technology. In connection with this suit, the jury awarded Beloit $7,875 in damages. It is expected that the verdict in this case will be appealed by Valmet. The award has not been recorded in the Company's financial statements.


NOTE 13

DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash and Cash Equivalents: The carrying value approximates fair value because of the short maturity of those instruments.

Long-Term Obligations: The fair value of the Company's long-term obligations has been based on prevailing market quotations and by discounting cash flows using current market yields quoted on similar issues.

  The estimated fair values of the Company's financial instruments at October 31, 1995 and 1994 are as follows:

   1995
   (in thousands)                     Carrying Value         Fair Value
                                      --------------        -----------
   Cash and Cash Equivalents          $239,043               $239,043
                                     ==========              ========
   Long-Term Obligations              (462,991)              (522,426)
                                     ==========              ========


   1994
   (in thousands)                     Carrying Value           Fair Value
                                      --------------          -----------
   Cash and Cash Equivalents          $ 196,455              $ 196,455
                                       =========              =========
   Long-Term Obligations               (571,054)              (567,554)
                                       =========              =========


NOTE 14

TRANSACTIONS WITH AFFILIATED COMPANIES

Mitsubishi Heavy Industries, Ltd. ("Mitsubishi") owns a 20% interest in Beloit Corporation. In connection with this ownership interest, Mitsubishi entered into certain agreements that provide it with the right to designate one of Beloit's five directors. The agreements also place certain restrictions on the transfer of Beloit stock. In the event of change in control of the Company, Mitsubishi has the right to sell its 20% interest back to the Company for the greater of $60,000 or the book value of its equity interest.

  Transactions with Mitsubishi for the years ending October
31, were as follows:

(in thousands)         1995     1994      1993
                      ------   ------   -------
Sales                $1,553   $  487    $  152
Purchases               265      191     5,352
Receivables           6,413    2,335     1,712
License Income        7,582    3,931     3,794


  The Company believes that its transactions with Mitsubishi were competitive with alternate sources of supply for each party involved.

  In 1990, the Company entered into an agreement to acquire up to a 20% interest in Measurex Corporation. As of October 31, 1994, the Company's total investment in Measurex, including related expenses, equity income and net of dividends received, amounted to $66,347, representing a 20% interest. As part of the agreement, Measurex elected a nominee selected by the Company to its Board of Directors. There were no significant transactions with Measurex in fiscal 1994 or 1993. On December 29, 1994, Measurex repurchased 2,026,900 shares of its stock which had been purchased by the Company. On June 23, 1995, Measurex repurchased the remaining 1,613,100 shares of its stock. These transactions resulted in a gain of $29,657.

Measurex continues to have cooperative agreements with Beloit.


NOTE 15

SEGMENT INFORMATION

The Company designs, manufactures and markets products structured into three industry segments.

  Papermaking Machinery and Systems (Beloit Corporation) produces and markets papermaking machinery and allied equipment for the pulp and paper industries.

  The "Mining Segment" consists of P&H(TM) Mining Equipment (Harnischfeger Corporation) and Joy Mining Machinery. P&H Mining Equipment designs, manufactures and markets electric mining shovels, electric and diesel-electric draglines, buckets, hydraulic mining excavators, large rotary blasthole drilling equipment and related replacement parts for the surface mining and quarrying industries. Joy Mining Machinery designs, manufactures and distributes continuous miners, longwall shearers, shuttle cars and flexible conveyor train continuous haulage systems for use in the underground extraction of coal and other minerals. In addition, Joy engineers, manufactures and markets worldwide a highwall mining system for the extraction of coal from exposed surface seams in the walls of surface coal mines, trenches and mountain side benches. It also rebuilds and services installed equipment and sells spare parts for the equipment it manufactures.

  The P&H Material Handling Division (Harnischfeger
Corporation) designs, manufactures, services and markets overhead cranes, electric wire rope and chain hoists, engineered products, container cranes and crane modernizations and electrical products for use worldwide in a variety of industries and applications.

  Intersegment sales are not significant. Common operating plants have been allocated to the respective segments.

  Corporate assets include principally cash, cash equivalents, amounts due from and the investment in H-K
Systems, Inc. and administration facilities.

Segments of Business by Industry      Total          Operating
(in thousands)                      Sales            Income(Loss)
                                 --------         ----------
1995
Papermaking Machinery and Systems       $  970,418        $ 85,719
Mining Equipment                      941,779        122,116
Material Handling Equipment              239,882        22,850
                                   ---------      ---------
     Total continuing operations           2,152,079        230,685
Corporate                            -       (19,663)
Discontinued Operations                        -              -
                                   ---------      ---------
     Consolidated total                 $2,152,079        $211,022
                                   =========      =========
1994
Papermaking Machinery and Systems       $  712,778        $  32,195
Mining Equipment                      729,521        82,541
Material Handling Equipment              109,429        12,094
                                   ---------      ---------
     Total continuing operations           1,551,728        126,830
Corporate                            -       (26,668)
Discontinued Operations                         -             -
                                   ---------      ---------
     Consolidated total                 $1,551,728        $100,162
                                   =========      =========
1993
Papermaking Machinery and Systems       $  580,421        $ (18,113)
Mining Equipment                      711,751        42,086
Material Handling Equipment               117,032        6,753
                                   ---------      ----------
     Total continuing operations           1,409,204        30,726
Corporate                            -       (31,159)
Discontinued Operations                        -             -
                                   ---------      ----------
     Consolidated total                 $1,409,204        $    (433)
                                   =========      ==========

Segments of Business by Industry             Depreciation and            Capital
(in thousands)                                  Amortization               Expenditures
                                        ---------------  -       --------------
1995
Papermaking Machinery and Systems       $   33,296             $   39,227
Mining Equipment                      29,280           25,963
Material Handling Equipment                4,517               5,609
                                   --------            ----------
     Total continuing operations           67,093           70,799
Corporate                          675            2,473
Discontinued Operations                    2,744                   212
                                   --------            ----------
     Consolidated total                  $  70,512              $   73,484
                                   ========            ==========
1994
Papermaking Machinery and Systems       $  31,945           $   27,599
Mining Equipment                      36,085           17,465
Material Handling Equipment               2,981               3,935
                                   -------             --------
     Total continuing operations           71,011           48,999
Corporate                          860             330
Discontinued Operations                   1,372               1,513
                                   ---------           --------
     Consolidated total                 $  73,243              $50,842
                                   =========           ========
1993
Papermaking Machinery and Systems       $  30,964           $  44,347
Mining Equipment                      35,286           23,494
Material Handling Equipment               2,588               1,419
                                   ---------           --------
     Total continuing operations           68,838           69,260
Corporate                          1,805              560
Discontinued Operations                     1,986             1,941
                                   ---------           --------
     Consolidated total                 $  72,629           $  71,761
                                   =========           ==========

Segments of Business by Industry        Identifiable
(in thousands)                           Assets
                                   -------------
1995
Papermaking Machinery and Systems       $817,411
Mining Equipment                      797,921
Material Handling Equipment             154,905
                                   ----------
     Total continuing operations           1,770,237
Corporate                          222,881
Discontinued Operations                    47,649
                                   ----------
     Consolidated total                 $2,040,767
                                   ==========
1994
Papermaking Machinery and Systems       $  752,999
Mining Equipment                      757,651
Material Handling Equipment               135,680
                                   ----------
     Total continuing operations           1,646,330
Corporate                          164,412
Discontinued Operations                   171,211
                                   ----------
     Consolidated total                 $1,981,953
                                   ==========
1993
Papermaking Machinery and Systems       $  730,955
Mining Equipment                      733,689
Material Handling Equipment                85,276
                                   ----------
     Total continuing operations           1,549,920
Corporate                          154,453
Discontinued Operations                    203,877
                                   ----------
     Consolidated total                 $1,908,250
                                   ==========

Geographical Segment Information      Total       Interarea                Sales to Unaffil-
(in thousands)                   Sales         Sales                    iated Customers
                                 -----------      ---------                -----------------
1995
    United States                  $1,690,096        $(199,940)                 $1,490,156
    Europe                       337,293        (43,604)            293,689
    Other Foreign                  381,493        (13,259)               368,234
    Interarea Eliminations           (256,803)         256,803                            -
                              -----------       ----------            ----------
                              $2,152,079        $       -             $2,152,079
                              ===========       ==========            ==========
1994
     United States               $1,328,243       $(149,096)               $1,179,147
     Europe                      165,624        (42,111)            123,513
     Other Foreign               260,869        (11,801)            249,068
     Interarea Eliminations         (203,008)          203,008                           -
                              -----------       ----------            ----------
                              $1,551,728        $       -             $1,551,728
                              ===========       ==========            ==========
1993
     United States               $1,113,903       $(118,661)               $  995,242
     Europe                      162,847        (11,007)            151,840
     Other Foreign               278,136        (16,014)            263,122
     Interarea Eliminations        (145,682)      145,682                      -
                              -----------       ----------            ----------
                              $1,409,204        $       -             $1,409,204
                              ===========       ==========            ==========

Geographical Segment Information           Operating           Identifiable
(in thousands)                        Income (Loss)             Assets
                                   --------------         -------------
1995
    United States                  $195,573            $1,202,038
    Europe                       19,520              313,822
    Other Foreign                  35,290              261,171
    Interarea Eliminations         (19,698)               (6,794)
                              ----------             -----------
                              $230,685            $1,770,237
                              ==========             ===========
1994
     United States               $ 100,265             $1,232,163
     Europe                      3,374            265,441
     Other Foreign               23,071              195,205
     Interarea Eliminations            120               (46,479)
                              ----------             -----------
                              $ 126,830              $1,646,330
                              ==========             ===========
1993
     United States               $  34,698             $ 1,165,267
     Europe                      8,684            213,692
     Other Foreign               (10,461)            219,382
     Interarea Eliminations          (2,195)             (48,421)
                              ----------             ------------
                              $  30,726              $ 1,549,920
                              ==========             ============

Exports of U.S.-produced products were approximately
$263,000, $190,000 and $144,000 in 1995, 1994 and 1993,
respectively.


Note 16

DISCONTINUED OPERATIONS

  In 1993, the Board of Directors and management determined that the Systems Group, consisting of H-K Systems, Inc. and Syscon Corporation, did not meet the criteria of a core business and that retention of the Systems Group was not consistent with the Company's long-term goals.

  On October 29, 1993, the Company completed the sale of H-K Systems, Inc. to that unit's senior management and some equity partners. The Company reported a $16,173 after-tax gain on the sale in 1993. The Company has an $18,000 promissory note remaining from the sale which bears interest at rates ranging from 10% to 20%. Quarterly principal payments commence on October 31, 1997 with the final payment due on October 31, 2003. The Company agreed to make available a back-up bonding guarantee facility for certain bid, performance and other contract bonds issued by H-K Systems, Inc. The maximum amount of guarantees cannot exceed $70,000 during 1996, with the maximum amount decreasing to zero by November, 1998. Outstanding contract bonds under the guarantee arrangement totaled approximately $49,800 at October 31, 1995. H-K Systems Inc. typically requires bonds from its major subcontractors. Such guarantees have been a normal part of H-K Systems' business in the past and have not resulted in significant cash outlays. The back-up facility may not be used for new types of business or for projects outside of North America, nor does it permit exposure to consequential damages on commercial contracts.

  In 1994, the Company announced its decision to divest itself of Syscon, the remaining unit in the Systems Group.
Accordingly, the assets and liabilities and operating results of Syscon were segregated in the consolidated financial statements and were reflected as net assets and results of discontinued operations in the Balance Sheet and Statement of Income, respectively. In February, 1995, the
Company completed the sale of Syscon to Logicon Inc., for a cash price of $45,000. In connection with this sale, the Company recorded a loss of $(21,948) or $(0.48) per share, net of applicable income taxes, in the first quarter of 1995.

In April, 1995, the Company announced its decision to divest of Joy Environmental Technologies ("JET"), a unit of Joy which supplies air pollution and ash handling equipment for electric utilities and other industrial operations. Accordingly, the operating results of JET were segregated and reflected in the consolidated Statement of Income as a discontinued operation. The Company expects the unit to be sold early in fiscal 1996.

As a result, the Statement of Income reflects an estimated loss from the discontinued operations of $(9,287) or $(0.19) per share for fiscal 1995. Prior comparative periods have also been restated to reflect JET as a discontinued operation.


Operating results of discontinued operations as of October
31, were as follows:

                                        (in thousands)
                              1995       1994         1993
                              -----     ------       ------
Net sales                        $101,472         $263,274             $406,619
Income (loss) before income taxes     (39,250)       (4,684)             14,476
Income taxes credit(provision)        8,015       702          (6,716)
Income (loss) from discontinued
 operations                        (31,235)         (3,982)               7,760

NOTE 17 - ACQUISITION OF DOBSON PARK INDUSTRIES PLC

The Company completed the acquisition of Dobson Park
Industries plc in early fiscal 1996 for a purchase price of approximately $330,000 including acquisition costs. The acquisition will be accounted for as a purchase.

Dobson, headquartered in the United Kingdom, is an industrial engineering group with interests in underground mining equipment, industrial electronic control systems, toys and plastics. Longwall International, one of the main subsidiaries of Dobson, is engaged in the manufacture, sale and service of underground mining equipment for the international coal mining industry. Its products include electronically controlled roof support systems, armored face conveyors, pumps and belt conveyor components and systems. The acquisition of Dobson will enable Joy to offer integrated underground longwall mining systems to the worldwide mining industry.

The transaction was funded via the short-term bridge financing facility arranged specifically for this acquisition, issuance of commercial paper, other short-term facilities and available cash. It is expected that up to $150,000 of these borrowings will be replaced with the issuance of 30-year debt securities in mid-December 1995 under Company's shelf registration.





                                                             HARNISCHFEGER INDUSTRIES, INC.

                                    SCHEDULE II

                         VALUATION AND QUALIFYING ACCOUNTS
                              (Thousands of Dollars)




                                      Balance at    Additions    Additions
                                       Beginning       by         Charged
        Classification                  of Year    Acquisition   to Expense
------------------------------       ------------  ------------ -----------
Allowances Deducted in Balance Sheet
  from Accounts Receivable:

For the year ended October 31, 1995
   Doubtful accounts                      $ 7,230         $ 495      $ 1,483

                                          $ 7,230         $ 495      $ 1,483

For the year ended October 31, 1994
   Doubtful accounts                      $ 9,795         $ 532      $ 1,458
   Possible contract losses                 2,687             -            -

                                          $12,482         $ 532      $ 1,458

For the year ended October 31, 1993
   Doubtful accounts                      $ 6,227           -        $ 7,630
   Possible contract losses                 2,890           -            -
                                          $ 9,117           -        $ 7,630


(1) Represents write-off of bad debts, net of recoveries.



                                                             HARNISCHFEGER INDUSTRIES, INC.

                                    SCHEDULE II

                         VALUATION AND QUALIFYING ACCOUNTS
                              (Thousands of Dollars)




                                                       Currency
                                                       Translation
        Classification                   Deductions(1) Effects
----------------------------------    ---------------- ------------
Allowances Deducted in Balance Sheet
  from Accounts Receivable:

For the year ended October 31, 1995
   Doubtful accounts                         $(1,514)   $  (26)
                                             --------   -------
                                             $(1,514)   $  (26)
                                             ========   =======
For the year ended October 31, 1994
   Doubtful accounts                         $(4,817)   $  262
   Possible contract losses                        -
                                             --------   -------
                                             $(4,817)   $  262
                                             ========   =======
For the year ended October 31, 1993
   Doubtful accounts                         $(3,738)    $(270)
   Possible contract losses                      -           -
                                             --------   -------
                                             $(3,738)    $(270)
                                             ========   =======

(1) Represents write-off of bad debts, net of recoveries.



                               HARNISCHFEGER INDUSTRIES, INC.

SCHEDULE II

VALUATION AND QUALIFYING ACCOUNTS
(Thousands of Dollars)

                                        Other Items,
                                          Including
                                         Tranactions
                                           of           Balance
                                          Discontinued  at End
        Classification                   Operations    of Year
------------------------------------    --------------  -------
Allowances Deducted in Balance Sheet
  from Accounts Receivable:

For the year ended October 31, 1995
   Doubtful accounts                           $  (64)      $ 7,604
                                              --------      -------
                                              $   (64)      $ 7,604
                                              ========      =======
For the year ended October 31, 1994
   Doubtful accounts                            $   -       $ 7,230
   Possible contract losses                    (2,687)            -
                                             --------    ----------
                                              $(2,687)      $ 7,230
                                             ========     =========
For the year ended October 31, 1993
   Doubtful accounts                          $   (54)      $ 9,795
   Possible contract losses                      (203)        2,687
                                             --------     --------
                                               $ (257)      $12,482
                                             ========     ========

(1) Represents write-off of bad debts, net of recoveries.


Allowance Deducted in Balance Sheet from Deferred Tax Assets:

                                          Balance at     Additions    Balance
                                          Beginning      Charged      at end
                                         of Year        to Expense   of Year
                                         -----------   -----------  ---------

For the year ended October 31, 1995      $ 14,206        $  4,050    $ 18,256
                                         ==========      ==========  ========
For the year ended October 31, 1994      $ 12,421        $  1,785    $ 14,206
                                         ==========      ==========  ========
For the year ended October 31, 1993      $  7,696        $  4,725    $ 12,421
                                         ==========      ==========  ========



Exhibit 23 (a)

         CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectuses constituting part of the Registration
Statements on Form S-3 and in the Registration Statements on Form S-8 listed below of Harnischfeger Industries, Inc.
of our report dated November 28, 1995 which appears in this Current Report on Form 8-K.

  1.  Registration Statement on Form S-8 (Registration No.
      33-42833)
  2.  Registration Statement on Form S-8 (Registration No.
      33-23985)
  3.  Registration Statement on Form S-8 (Registration No.
      33-18393)
  4.  Registration Statement on Form S-3 (Registration No.
      33-51436)
  5.  Registration Statement on Form S-8 (Registration No.
      33-46738)
  6.  Registration Statement on Form S-8 (Registration No.
      33-46739)
  7.  Registration Statement on Form S-8 (Registration No.
      33-46740)
  8.  Registration Statement on Form S-8 (Registration No.
      33-57209)
  9.  Registration Statement on Form S-3 (Registration No.
      33-57979)
 10.  Registration Statement on Form S-8 (Registration No.
      33-58087)



PRICE WATERHOUSE LLP


Milwaukee, Wisconsin
December 8, 1995





Exhibit 23 (b)

      CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the inclusion of our report dated March 25, 1994, which is referred to in this current report on Harnischfeger, Industries, Inc.'s Form 8-K dated December 8, 1995.



ARTHUR ANDERSEN LLP



Pittsburgh, Pennsylvania,
December 8, 1995

NOTE 18 UNAUDITED
QUARTERLY FINANCIAL DATA AND STOCK PRICES


(Dollar amounts in thousands, except per share and market price amounts)

                                        Fiscal Quarter
                              First        Second      Third
                              --------   --     ----------       ----------
Net sales                     $ 449,369         $ 541,013         $ 547,676
Gross profit                     97,746         123,923        119,532
Operating income                 34,140         47,723          69,614
Income from continuing
  operations                     3,193       21,045         37,612
(Loss) from discontinued
  operations, net of
  applicable income
  taxes                          (22,634)       (1,776)         -
 Extraordinary loss on
  retirement of debt,
  net of applicable
  income taxes                     (3,481)               -                -
                              ---------      --------       ---------
Net income(loss)                 $(22,922)        $19,269           $37,612
                              =========      ========       =========
Earnings (loss) per share

 Income from continuing
  operations                     $0.07       $0.46        $0.81
 Income (loss) from
  discontinued
  operations                     (0.49)      (0.04)        -
 Extraordinary loss
  on retirement of
  debt                          (0.08)            -              -
                                 --------       -------         ------
Net income(loss)per share          $(0.50)         $0.42              $0.81
                              ========       =======        ======
Market price of common stock:
   High                          $28 1/2        $29 7/8        $38 7/8
   Low                        24 3/4         26           29 3/8


(Dollar amounts in thousands, except per share and market price amounts)

                              Fiscal Quarter       1995
                                          Fourth                  Year
                              --------------      --------- ---
Net sales                     $614,021          $2,152,079
Gross profit                     138,946          480,147
Operating income                 59,545           211,022
Income from continuing
  operations                      30,270          92,120
(Loss) from discontinued
  operations, net of
  applicable income
  taxes                          (6,825)          (31,235)
Extraordinary loss on
  retirement of debt,
  net of applicable
  income taxes                          -          (3,481)
                              ----------          -----------

Net income(loss)                 $23,445          $57,404
                              ==========          ===========
Earnings (loss) per share

 Income from continuing
  operations                     $0.65          $1.99
 Income (loss) from discontinued
  operations                     (0.14)         (0.67)
 Extraordinary loss on
  retirement of debt                    -            (0.08)

Net income(loss)per share          $0.51          $1.24
                              -------           -------
Market price of common stock:
   High                          $39 3/8          $39 3/8
   Low                        28 5/8         24 3/4


(Dollar amounts in thousands, except per share and market price amounts)


                                           Fiscal Quarter
                            First                     Second                      Third
                            -------        -------        ---------
Net sales                     $340,904     $355,337       $391,079
Gross profit                     75,579      78,777       87,993
Operating income                 17,174      19,789       23,851
Income from continuing
  operations                     4,012     4,774       8,012
Income (loss) from
  discontinued operations,
  net of applicable
  income taxes                     32        331       (200)
Extraordinary loss on retirement
 of debt, net of applicable
 income taxes                    -        -       (4,827)
Cumulative effect of accounting
 change, net of applicable income
 taxes and minority interest       (81,696)            -             -
                              ----------     --------       --------
Net income(loss)                 $ (77,652)     $  5,105       $  2,985
                              ==========     ========       ========
Earnings (loss) per share (1)

 Income from continuing
  operations                     $ 0.09      $0.11        $0.18
 Income (loss) from discontinued
  operations                     -       0.01        -
 Extraordinary loss on retirement
  of debt                      -       -        (0.11)
 Cumulative effect of accounting
  change                            (1.88)             -             -
                              ---------    -------        -------

Net income(loss)per share            $(1.79)      $0.12          $0.07
                              =========    =======        =======
Market price of common stock:
   High                          $25 1/2     $25 3/4        $21 3/4
   Low                        21 1/2    20 1/8       18 1/2



(1) Due to the effect of the sale of 2.0 million shares of treasury stock in September, 1994 and the use of the weighted average shares outstanding each quarter for computing earnings (loss) per share, the sum of the quarterly per share amounts does not equal the per share amount for the fiscal year.

(Dollar amounts in thousands, except per share and market price amounts)


                                 Fiscal Quarter       1994
                                         Fourth                     Year
                                 --------------      ------
Net sales                     $464,408          $1,551,728
Gross profit                     113,528          355,877
Operating income                 39,348           100,162
Income from continuing
 operations                      19,795           36,593
Income (loss) from
 discontinued operations,
 net of applicable
 income taxes                    (4,145)          (3,982)
Extraordinary loss on retirement
 of debt, net of applicable
 income taxes                    -           (4,827)
Cumulative effect of accounting
 change, net of applicable income
 taxes and minority interest             -           (81,696)
                              --------          ----------
Net income(loss)                 $ 15,650         $ (53,912)
                              ========          ==========
Earnings (loss) per share (1)

 Income from continuing
  operations                     $0.44          $0.84
 Income (loss) from discontinued
  operations                     (0.09)         (0.09)
 Extraordinary loss on
  retirement of debt                -           (0.11)
 Cumulative effect of accounting
  change                               -              (1.87)
                              --------          ---------

Net income(loss)per share            $0.35             $(1.23)
                              ========          =========
Market price of common stock:
   High                          $26 1/2          $26 1/2
   Low                        20 1/2         18 1/2



(1) Due to the effect of the sale of 2.0 million shares of treasury stock in September, 1994 and the use of the weighted average shares outstanding each quarter for computing earnings (loss) per share, the sum of the quarterly per share amounts does not equal the per share amount for the fiscal year.



Five-Year Review of Selected Financial Data

Year-Ended October 31, (Dollar amounts in thousands except per share amounts)

                              1995         1994             1993
                              -----------    --------       ---------
Revenues
  Net sales                      $2,152,079       $1,551,728          $1,409,204
  Other income                       61,865          23,301               9,040
                              ------------        -----------         -----------
                              2,213,944         1,575,029        1,418,244

Cost of Sales                    1,671,932        1,195,851           1,083,846

Product Development, Selling
  and Administrative
  Expenses                       330,990        279,016        259,831
Restructuring Charges            -         -         67,000
Nonrecurring Charge                   -                 -            8,000
                              ---------      ---------      ----------
Operating Income (Loss)            211,022        100,162        (433)

Interest Expense-Net               (40,713)       (47,366)         (48,313)
                              ---------      ---------      ----------
Income (Loss)before Joy
  Merger Costs, Provision
  (Credit) for Income Taxes
  and Minority Interest            170,309        52,796           (48,746)


Joy Merger Costs                 (17,459)       -         -

Provision (Credit) for
  Income Taxes (including
  credit of $6,075 relating
  to Joy merger costs)             53,500         13,979           (16,497)

Minority Interest                    (7,230)         (2,224)               4,799

Income (Loss) from Continuing
   Operations (after deducting
   $11,384, net of applicable
   incomes taxes, related to
   Joy merger costs)               92,120         36,593           (27,450)

Income (Loss) from and
  (Net Loss) on Sale
  of Discontinued Operation,
  net of applicable income
  taxes                          (31,235)       (3,982)         7,760

Extraordinary Loss on
  Retirement of Debt,
  net of applicable income
  taxes                          (3,481)        (4,827)        -

Cumulative Effect of Accounting
  Change, net of applicable
  income taxes and minority
  interest                              -           (81,696)                  -
                              --------       --------       ---------
Net Income (Loss) before
  Preferred Stock
  Dividend Requirements            57,404         (53,912)         (19,690)
Preferred Stock Dividend
  Requirements(1)                          -                  -                    -
                              ----------        ---------         ---------
Net Income (Loss) applicable
  to  Common Shareholders          $  57,404         $ (53,912)            $ (19,690)
                              ===========       ==========        =========

Earnings (Loss) Per Share

  Income (loss) from continuing
    operations (after deducting
    $0.24 per share related to
    Joy merger costs)            $1.99       $0.84          $(0.62)

  Income (loss) from and
    (net loss)on sale of
    discontinued operation         (0.67)         (0.09)           0.18

  Extraordinary loss on
    retirement of debt             (0.08)         (0.11)         -

  Cumulative effect of
    accounting change                 -            (1.87)             -
                              -------           ----------       ----------
Net Income (Loss) Per
    Common Share                  $1.24           $(1.23)        $(0.44)
                              =======           ==========       ==========
Dividends Per Common Share          $0.40            $ 0.40                $ 0.40
                              =======           ==========       ==========
Working Capital:

  Current assets                 $1,213,390          $1,043,401                 $983,038

  Current liabilities              723,303           612,076            607,802
                              ----------        ----------        ---------
  Working capital                  $  490,087        $  431,325             $375,236
                              ==========        ==========        =========
  Current ratio                         1.7              1.7                1.6
                              ==========        ==========        =========

Plant and Equipment
  Net properties                 $487,656       $490,237       $505,412
  Capital expenditures             73,484       50,842      71,761
  Depreciation expense             56,642       58,628      56,467

Total assets                     $2,040,767       $1,981,953          $1,908,250
                              ==========        ==========       ==========
Debt and Capitalized Lease
  Obligations
  Long-term obligations (2)        $  462,991        $  571,054            $  559,852
  Short-term notes payable          18,921           14,419          67,742
                              -----------       ----------       ----------
                              $  481,912        $  585,473       $  627,594
                              ===========       ==========       ==========
Exchangeable Redeemable
  Preferred Stock                    -         -         -

Minority Interest                  $   89,611        $   85,570                 $   89,110

Debt to Capitalization Ratio       40.5%        47.7%            48.9%

Shareholders' Equity               $  559,276        $  502,365                 $  511,169
  Book value per share             $11.98       $11.04          $11.83
  Common shares
    outstanding (3)              46,693,061       45,503,451               43,200,676


Number of (End of Year):

  Employees                      14,000      14,900         14,700
  Common Shareholders of Record    2,114        2,261            2,512

(1) Reflects declared and cumulative preferred stock dividends for the senior and junior preferred stock of Joy.
(2)  Includes amounts classified as current liabilities
(3)  As of end of year, excluding SECT shares.

Five-Year Review of Selected Financial Data

Year-Ended October 31, (Dollar amounts in thousands except per share amounts)

                                   1992         1991
                                   ---------    -------
Revenues
  Net sales                           $1,594,192       $1,863,703
  Other income                           18,571           20,468
                                   -----------       -----------
                                   1,612,763         1,884,171

Cost of Sales                         1,179,904        1,420,176

Product Development, Selling and
  Administrative Expenses               267,568        269,313
Restructuring Charges                 -         -
Nonrecurring Charge
                                   ----------        ----------
Operating Income (Loss)                 165,291        194,682

Interest Expense-Net                    (53,216)       (42,190)
                                   ----------        ----------
Income (Loss)before Joy Merger
  Costs, Provision (Credit)
  for Income Taxes
  and Minority Interest                 112,075        152,492


Joy Merger Costs                      -         -

Provision (Credit) for Income Taxes
  (including credit of $6,075 relating
  to Joy merger costs)                  42,634         52,781

Minority Interest                          (9,277)          (15,509)
                                   ----------        ----------
Income (Loss) from Continuing
  Operations (after deducting
  $11,384, net of applicable
  incomes taxes, related to
  Joy merger costs)                   60,164         84,202

Income (Loss) from and
  (Net Loss) on Sale
  of Discontinued Operation,
  net of applicable income taxes           9,465       7,568

Extraordinary Loss on Retirement of
  Debt, net of applicable income
  taxes                               (22,816)       -

Cumulative Effect of Accounting
  Change, net of applicable
  income taxes and
  minority interest                           -                -
                                   ---------      ---------
Net Income (Loss) before
  Preferred Stock
  Dividend Requirements                 46,813         91,770
Preferred Stock Dividend
  Requirements(1)                         (10,866)          (11,804)
                                   ---------      ----------
Net Income (Loss) applicable
  to Common Shareholders              $  35,947        $  79,966
                                   =========      ==========

Earnings (Loss) Per Share

  Income (loss) from continuing
    operations (after deducting
    $0.24 per share related to
    Joy merger costs)                 $1.17       $1.72

  Income (loss) from and (net loss)on
    sale of discontinued operation      0.23         0.18

  Extraordinary loss on retirement
    of debt                           (0.54)       -

  Cumulative effect of accounting
    change                                  -             -
                                   ---------      --------
Net Income (Loss) Per Common Share        $0.86         $1.90
                                   =========      ========
Dividends Per Common Share               $0.40          $0.40
                                   =========      ========
Working Capital:

  Current assets                      $1,215,956       $1,284,112

  Current liabilities                   643,205           747,811
                                   ----------        ----------
  Working capital                       $  572,751        $  536,301
                                   ==========        ==========
  Current ratio                              1.9              1.7
                                   ==========        ==========

Plant and Equipment
  Net properties                      $497,947       $471,881
  Capital expenditures                  63,973       59,772
  Depreciation expense                  51,572       48,110

Total assets                          $2,109,605       $2,135,627
                                   ==========        ==========
Debt and Capitalized Lease Obligations
  Long-term obligations (2)             $  608,301        $  540,741
  Short-term notes payable                 48,041         36,163
                                   -----------       ----------
                                   $  656,342        $  576,904
                                   ===========       ==========
Exchangeable Redeemable
  Preferred Stock                         - -     $   60,979

Minority Interest                       $   99,655        $   97,135

Debt to Capitalization Ratio            48.0%        51.9%

Shareholders' Equity                    $  610,072        $  492,924
  Book value per share                  $13.33       $11.98
  Common shares outstanding (3)         45,777,956        41,129,956


Number of (End of Year):

  Employees                           15,800    17,100
  Common Shareholders of Record         2,865     3,250

(1) Reflects declared and cumulative preferred stock dividends for the senior and junior preferred stock of Joy.
(2)  Includes amounts classified as current liabilities
(3)  As of end of year, excluding SECT shares.


Signatures


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

            HARNISCHFEGER INDUSTRIES, INC.

 December 8, 1995             By /s/James C. Benjamin
                                  --------------------
                              Vice President, Controller
                              and Chief Accounting Officer